================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 10, 2002

                               CLEAN HARBORS, INC.
               (Exact name of registrant as specified in charter)




       Massachusetts                      0-16379                04-2997780
(State or other jurisdiction            (Commission           (I.R.S. Employer
      of incorporation)                 File Number)         Identification No.)


1501 Washington Street
Braintree, Massachusetts                                           02184-7535
(Address of principal                                              (Zip Code)
     executive offices)



  Registrant's telephone number, including area code: (781) 849-1800 ext. 4454



================================================================================

Item 2. Acquisition or Disposition of Assets.

Purchase of CSD Assets

     On September 10, 2002, Clean Harbors, Inc. and certain of its wholly-owned subsidiaries (collectively, the "Company") purchased the assets of the Chemical Services Division (the "CSD") of Safety-Kleen Services, Inc. (the "Seller"). The sale included the operating assets of 56 of the Seller's subsidiaries in the United States and the stock of five of the Seller's subsidiaries in Canada (the "CSD Canadian Subsidiaries"). The sale was made pursuant to a sales order issued on June 18, 2002 by the Bankruptcy Court for the District of Delaware as part of the proceedings under Chapter 11 of the Bankruptcy Code in which Safety-Kleen Corp. ("Safety-Kleen") and 73 of its domestic subsidiaries (including the Seller) have been operating since June 2000 as debtors in possession. The sales order authorized the sale of the assets of the CSD to the Company free and clear of all liens, claims, encumbrances and interests except for certain liabilities and obligations assumed by the Company as part of the purchase price. Although the sale closed on September 10, the Company and the Seller have agreed that for tax and accounting purposes the sale shall be deemed to have occurred at 12:01 a.m. on Saturday, September 7.

     The assets of the CSD (including the assets of the CSD Canadian Subsidiaries) acquired by the Company consist primarily of 50 hazardous waste treatment and disposal facilities including, among others, 21 service centers, six wastewater treatment facilities, nine landfills and four incinerators. Such facilities are located in 30 states, Puerto Rico and six Canadian provinces. The most significant of such facilities include a landfill in Buttonwillow, California with approximately 11.3 million cubic yards of remaining capacity, a landfill in Westmorland, California with approximately 2.8 million cubic yards of remaining capacity, a landfill in Lambton, Ontario with approximately 1.9 million cubic yards of remaining capacity which is the largest of the total of three hazardous waste landfills in Canada, three rotary incinerators in Deer Park, Texas which are collectively the largest capacity hazardous waste incinerator in the United States, and an incinerator in Lampton, Ontario which is the largest capacity hazardous waste incinerator in Canada. The acquired assets do not include Safety-Kleen's Pinewood landfill in South Carolina, which Safety-Kleen had previously operated as part of the CSD. The addition of the CSD assets broaden the Company's geographic reach, particularly in the West Coast and Southwest regions and in Canada and Mexico and make the Company the largest operator of hazardous waste treatment and disposal facilities in North America. The combined Company is expected to have annualized revenue of approximately $750 million, approximately 4,400 employees, and approximately 38,000 customers including a sizable majority of the Fortune 500.

     In accordance with the Acquisition Agreement between the Seller and the Company dated February 22, 2002, as amended through September 6, 2002, the Company purchased the assets of the CSD for $34.3 million in cash and the assumption of certain environmental liabilities valued at approximately $265 million. The cash portion of the purchase price is subject to adjustment based upon the level of working capital of the CSD as of the closing date, as such level will be determined subsequent to the closing. In addition to the cash purchase price paid to the Seller, the Company also paid an aggregate of $209,000 of cure costs (one-half of the total cure cots) to third parties in connection with the Company's assumption of certain of the CSD's unexpired contracts and leases which the Company had elected to assume.

     Prior to the sale of the CSD assets to the Company, the largest single customer of the CSD had been Safety-Kleen's Branch Sales and Services Division (the "BSSD"), which primarily serves as a "front-end" collection agent for approximately 400,000 clients in the industrial and commercial parts cleaning and hazardous/non-hazardous waste market, particularly with regard to waste fuel and solvent recovery and recycling. In connection with the Company's purchase of the CSD assets, the Company and the Seller entered into a Master Waste Disposal Agreement which will ensure, during the three-year term of the Agreement, that the BSSD will continue to be able to rely upon the Company (which now owns the facilities of the CSD) to provide hazardous waste treatment and disposal services and that the Company will continue to have the BSSD as a major customer.

     Under Section 5.15 of the Acquisition Agreement as amended, the Company and the Seller have agreed to certain non-competition and non-solicitation provisions which are intended to separate the respective businesses of the Company and the BSSD for a period of three years after the closing. Under such Section, the Company and the Seller have also agreed during such period not to recruit or otherwise solicit, with certain exceptions, any of their respective employees to leave such employment.

Related Financings

     In order to finance the cash portion of the purchase price for the CSD assets, refinance all of the Company's previously outstanding debt, provide cash collateral for letters of credit to support the financial assurances which the Company must provide to governmental entities for the Company's licensed hazardous waste facilities, pay transaction costs and provide for adequate future working capital, the Company raised $280 million of total financings (which amount includes $20 million of additional loans under the Ableco Financing Agreement described below which closed within three days after the initial closing of such Agreement on September 10, 2002). The $280 million of total financings consist of a $100 million three-year revolving credit facility (the "Revolving Credit Facility"), $115 million of three-year non-amortizing term loans (the "Senior Loans"), $40 million of five-year non-amortizing subordinated loans (the "Subordinated Loans"), and $25 million of Series C convertible preferred stock ("Series C Preferred Stock"). In addition to such financings, the Company has established a letter of credit facility (the "L/C Facility") under which the Company may obtain up to $100 million of letters of credit by providing cash collateral equal to 103% of the amount of such outstanding letter of credit. The Company now has approximately $155 million of outstanding debt and $50 million of restricted cash pledged or reserved as collateral for letters of credit. Upon the issuance of additional letters of credit in March 2003 to support financial assurances, the outstanding debt will increase to approximately $200 million and the restricted cash will increase to approximately $100 million.

     The principal terms of the Revolving Credit Facility, the Senior Loans, the Subordinated Loans, the Series C Preferred Stock and the L/C Facility are as follows:

          Revolving Credit Facility. The Revolving Credit Facility was established under a Loan and Security Agreement dated September 6, 2002 between the Company and Congress Financial Corporation (New England) as Lender and as Agent for the other Lenders thereunder. The Revolving Credit Agreement allows the Company to borrow up to $100 million in cash and letters of credit, based upon a formula of eligible accounts receivable. This total is separated into two lines of credit, namely a line for the CSD Canadian Subsidiaries of $20 million in Canadian dollars and a line for the Company and its US subsidiaries equal to $100 million in US dollars less the then conversion value of the Canadian line. Letters of credit outstanding at any one time under the Revolving Credit Facility may not exceed $20 million. The Revolving Credit Facility allows for up to 80% of the outstanding balance of the loans to bear interest at an annual rate of LIBOR plus 3.0%, with the balance at prime. The Revolving Credit Agreement requires the Company to pay an unused line fee of 0.25% per annum on the unused portion of the revolving credit.

          The Company's obligations under the Revolving Credit Facility are secured by a first security interest in the Company's accounts receivable and a second security interest in substantially all of the Company's other assets (exclusive of real estate, rolling stock and cash collateral provided by the Company to the issuer of the letters of credit under the L/C Facility). The Revolving Credit Facility provides for certain covenants including, among others, requiring the Company to maintain (i) consolidated annualized or rolling four quarters earnings before interest, income taxes, depreciation and amortization ("EBITDA") of not less than $56 million for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170 million for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, and (ii) an annualized or four quarters rolling fixed charge coverage ratio of not less than
0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than 1.5 to 1.0 for each fiscal quarter ending after December 31, 2004. The covenants generally provide for annualized, rather than rolling four quarters, calculations for each of the first four fiscal quarters commencing on and after October 1, 2002 because, while the closing on September 10, 2002 of the financings related to the CSD asset acquisition significantly increased the Company's level of total outstanding debt and interest costs, the anticipated increases in the Company's EBITDA resulting from the acquisition commenced only with the acquisition and are not reflected in the Company's results of operations for prior periods of 2002.

          Senior Loans and Subordinated Loans. Both the Senior Loans and the Subordinated Loans were provided under a Financing Agreement dated September 6, 2002 (the "Ableco Financing Agreement") between the Company, the Lenders thereunder and Ableco Finance LLC as Agent for the Lenders. The Senior Loans bear interest at an annual rate of LIBOR plus 7.25%, and the Subordinated Loans bear interest at an annual rate of 22.0% (of which up to one-half may be either paid in cash or in kind at the Company's option).

          The Senior Loans and the Subordinated Loans are secured by a first security or mortgage interest in substantially all of the Company's assets, except for second security interests in the Company's accounts receivable in which the Agent under the Revolving Credit Facility has a first security interest and the cash collateral provided by the Company to the issuer of letters of credit under the L/C Facility in which such issuer has a first security interest. The Ableco Financing Agreement provides for certain covenants including, among others, requiring the Company to maintain (i) consolidated annualized or rolling four quarters EBITDA of not less than $56 million for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170 million for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, (ii) an annualized or rolling four quarters fixed charge coverage ratio of not less than 0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than
1.5 to 1.0 for each fiscal quarter ending after December 31, 2004, and (iii) a ratio of consolidated funded indebtedness to either consolidated annualized or rolling four quarters EBITDA of not more than 3.5 to l.0 for the fiscal quarter ending December 31, 2002 and decreasing in approximately equal quarterly increments to not more than 1.5 to l.0 for each fiscal quarter ending on or after December 31, 2004.

          Series C Preferred Stock. The Series C Preferred Stock was issued by the Company on September 10, 2002 to certain affiliates of the Lenders under the Ableco Financing Agreement pursuant to a Securities Purchase Agreement dated September 6, 2002 between the Company and such investors.

          The Series C Preferred Stock provides for dividends at an annual rate of 6% (which after the first year will accrue and compound), will be mandatorily redeemable after seven years, and (together with accrued dividends thereon) will be convertible at the holder's option into shares of the Company's common stock. The conversion price will initially be $10.50 per share of common stock, subject to customary adjustments for antidilution and potential reset to $8.00 per share if both (i) the Company's Consolidated EBITDA for the year ending December 31, 2003 is less than $115 million and (ii) the average trading price for the Company's common stock for the month of December 2003 is less than $27.50. In no event, however, will the Company be obligated to issue more shares of common stock upon the conversion of the Series C Preferred Stock than is permitted under the rules and regulations of The Nasdaq Stock Market. Accordingly, unless the Company's common stockholders shall in the future approve the issuance of a greater number of common shares upon the conversion of the preferred shares, the maximum number of common shares which may be issued upon conversion of the Series C Preferred Stock will be limited to approximately 2,380,953 shares based upon the $25 million purchase price for the Series C Preferred Stock and the initial conversion price of $10.50 per share. To the extent (if any) that the purchase price of the Series C Preferred Shares, plus the amount of any accrued dividends, would otherwise be convertible into more than the number of shares permitted under NASDAQ rules, and the Company's common stockholders shall not have approved the issuance of the excess common shares, the Company will be obligated to issue only that approximately 2,380,953 common shares and to pay in cash to the holders of the Series C Preferred Stock the then market value of the additional common shares which can not be issued because of the foregoing limitation.

          The terms of the Series C Preferred Stock provide for certain covenants for the benefit of the holders thereof. Among other matters, without the approval of the holders of a majority of the outstanding shares of Series C Preferred Stock, the Company shall not be permitted to (i) pay cash dividends upon its outstanding common stock, (ii) incur indebtedness in excess of indebtedness under the Revolving Credit Facility, the Ableco Financing Agreement, the L/C Facility and certain other forms of permitted indebtedness,
(ii) merge or make material acquisitions or dispositions with certain exceptions, (iii) create new classes of preferred stock, or (iv) amend its charter in any manner which would have an adverse effect upon the holders of the Series C Preferred Stock. Should the Company fail to comply with these covenants and fail to cure the default within 30 days of notice from the holders of the Series C Preferred Stock, (i) the dividend rate on the Series C Preferred Stock would increase to 12% per annum until the later of (A) the six-month anniversary of the covenant default or (B) the date on which such covenant default is cured and (ii) the conversion price for the Series C Preferred Stock would decrease (subject to potential subsequent adjustments to the conversion price as described above) to an amount equal to either (A) $8.00 per share of common stock if the conversion price in effect on the date of the covenant default is greater than $8.00 per share of common stock, or (B) 90% of the conversion price in effect on the date of the covenant default if the conversion price in effect on the date of the covenant default is less than or equal to $8.00 per share of common stock.

          L/C Facility. The L/C Facility was established under a Letter of Credit Facility Agreement dated September 6, 2002 between the Company and Fleet National Bank ("Fleet"). The L/C Facility Agreement provides that Fleet will issue up to $100 million of letters of credit at the Company's request provided that the Company provides cash collateral equal to 103% of the amount of the outstanding letters of credit (with the Company retaining the interest earned on such cash collateral). The Company will pay Fleet's customary charges for the issuance of such letters of credit plus an annual fee equal to 0.3% of the outstanding amount thereof. The term of the L/C Facility will expire on September 9, 2005.

Item 7. Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

     Attached are audited balance sheets of the CSD, together with notes thereto and a report thereon of Arthur Andersen LLP, as at the completion of each of Safety-Kleen's three most recently completed fiscal years ended August 31, 2001, 2000, and 1999. For reasons discussed in Note 2 to such audited balance sheets of the CSD, Safety-Kleen (which has been operating under Chapter 11 of the Bankruptcy Code since June 2000) has not been able to deliver to the Company any audited statements of income or cash flows of the CSD or related footnotes. Accordingly, the Company is able to file with this Report the audited balance sheets of the CSD and will be able to file, within 60 days hereafter by amendment to this Report, an unaudited pro forma combined balance sheet of the Company and the CSD as at the completion of the Company's most recent fiscal year on December 31, 2001, but the Company will not be able to file any audited statements of income or cash flows of the CSD or an unaudited pro forma combined statement of operations for the Company and the CSD based thereon. By letter dated February 22, 2002, the Commission's staff has provided, subject to the terms described therein, "no-action" relief to the Company with respect to the Company's inability to file audited statements of income or cash flows of the CSD or an unaudited pro forma combined statement of operations of the Company and the CSD based thereon.

     (b) Pro forma financial information.

     See Item 7(a) above.

     (c) Exhibits.

                               INDEX OF EXHIBITS

2.1 Acquisition Agreement by and between Safety-Kleen Services, Inc. as Seller, and Clean Harbors, Inc., as Purchaser, dated as of February 22, 2002 [Incorporated by reference to Exhibit 2.1 to the Company's Report on Form 8-K dated February 22, 2002]

2.2 First Amendment to Acquisition Agreement by and between Safety-Kleen Services, Inc. as Seller, and Clean Harbors, Inc. as Purchaser, dated as of March 8, 2002 [Incorporated by reference to Exhibit 2.2 to the Company's Form 10-K Annual Report for the Year 2002]

2.3 Second Amendment to Acquisition Agreement by and between Safety-Kleen Services, Inc. as Seller, and Clean Harbors, Inc. as Purchaser, dated as of April 30, 2002 [Incorporated by reference to Exhibit 2.3 to the Company's Form 10-Q Quarterly Report for the Quarterly Period ended March 31, 2002]

2.4 Third Amendment to Acquisition Agreement by and between Safety-Kleen Services, Inc., as Seller, and Clean Harbors, Inc., as Purchaser, dated as of September 6, 2002

3.3 Certificate of Vote of Directors Establishing a Class or Series of Stock (Series C Convertible Preferred Stock) filed on September 9, 2002

4.24 Loan and Security Agreement dated September 6, 2002 by and among Congress Financial Corporation (New England) as Agent, Congress Financial Corporation (New England), and the other financial institutions party thereto from time to time as Lenders, and Clean Harbors, Inc. and its Subsidiaries as Borrowers

4.25 Financing Agreement dated as of September 6, 2002 by and among Clean Harbors, Inc., certain of its Subsidiaries signatory thereto, as Borrowers, certain of its Subsidiaries signatory thereto, as Guarantors, the Financial Institutions from time to time party thereto, as Lenders, and Ableco Finance LLC, as Agent

4.26 Letter of Credit Facility, Reimbursement and Security Agreement dated as of September 6, 2002 by and between Clean Harbors, Inc. and Fleet National Bank

4.27 Deposit Account Control and Intercreditor Agreement dated as of September 6, 2002 by and among Clean Harbors, Inc., Fleet National Bank, in its capacity as issuer of letters of credit under the Fleet Facility Agreement and as depositary bank, and Ableco Finance LLC, in its capacity as agent for lenders under the Ableco Financing Agreement

10.44 Master Waste Disposal Agreement dated as of September 10, 2002 by and between Safety-Kleen Services, Inc., and Clean Harbors Environmental Services, Inc.

10.45 Bill of Sale and Assignment dated as of September 10, 2002 by Safety-Kleen Services, Inc. and its Subsidiaries named therein, as Sellers, and Clean Harbors, Inc., as Purchaser, and its Subsidiaries named therein, as Purchasing Subs

10.46 Assumption Agreement made as of September 10, 2002 by Clean Harbors, Inc. in favor of Safety-Kleen Services, Inc. and its Subsidiaries named therein

10.47 Securities Purchase Agreement dated September 6, 2002 among Clean Harbors, Inc. and the Buyers listed on Schedule A thereto

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Clean Harbors, Inc.
                                       (Registrant)

                                       /s/ Alan S. McKim
September 25, 2002                     ----------------------------------------
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

Chemical Services Division of Safety-Kleen Corp.
(Debtors-in-Possession As of June 9, 2000)

Combined Balance Sheets
At August 31, 2001, 2000 and 1999
Together with Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Safety-Kleen Corp.:

We have audited the accompanying combined balance sheets of the Chemical Services Division of Safety-Kleen Corp., (the "Company" - see Note 1), at August 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined balance sheets referred to above present fairly, in all material respects, the financial position of the Chemical Services Division of Safety-Kleen Corp, at August 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, the Company was unable to prepare and present combined statement of operations and cash flow data for the three years ended August 31, 2001, in accordance with accounting principles generally accepted in the United States. Therefore, we are unable to express, and we do not express, an opinion on the Company's statements of operations, cash flows or changes in net parent company investment for the three years ended August 31, 2001.

The accompanying combined balance sheets have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the combined balance sheets, on June 9, 2000, Safety-Kleen Corp. and certain of its subsidiaries (including all of the Company's domestic operations), collectively referred to as the "Debtors", each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and continue to operate their respective businesses as debtors-in-possession. The Debtors' plans in regard to these matters, including their intent to file a plan of reorganization acceptable to the Bankruptcy Court and the creditors, are also described in Notes 1 and 2. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying combined balance sheets do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Charlotte, North Carolina
April 11, 2002

                CHEMICAL SERVICES DIVISION OF SAFETY-KLEEN CORP.
               (DEBTORS-IN-POSSESSION AS OF JUNE 9, 2000 - NOTE 1)
                             COMBINED BALANCE SHEETS
                                ($ in thousands)

                                                                           August 31,
                                                               --------------------------------------
                                                                   2001       2000           1999
                                                                   ----       ----           ----
ASSETS:
   Current assets:
     Cash and cash equivalents                                 $       477  $      321    $     1,194
     Accounts receivable, net                                       99,375     144,754        133,840
     Inventories and supplies                                        7,143       7,988          9,808
     Deferred income taxes                                           4,153       1,775         11,594
     Other current assets                                           10,769      12,276         25,267
                                                               -----------  ----------    -----------
        Total current assets                                       121,917     167,114        181,703
                                                               -----------  ----------    -----------
   Property, plant and equipment, net                              240,160     262,181        565,784
   Intangible assets, net                                          333,358     347,192        447,056
   Other assets                                                     23,451      33,667         49,566
                                                               ===========  ==========    ===========
        Total assets                                           $   718,886  $  810,154    $ 1,244,109
                                                               ===========  ==========    ===========
LIABILITIES AND PARENT COMPANY INVESTMENT, NET:
   Current liabilities:
     Accounts payable                                          $    19,128  $   31,050    $    69,664
     Current portion of environmental liabilities                   32,114      27,385         28,568
     Income taxes payable                                            9,058       3,584          6,145
     Unearned revenue                                               11,730      20,637         20,895
     Accrued other liabilities                                      32,575      18,296         33,584
     Current portion of long-term debt                              21,778      22,897        812,368
                                                               -----------  ----------    -----------
        Total current liabilities                                  126,383     123,849        971,224
                                                               -----------  ----------    -----------
   Environmental liabilities                                       276,841     232,317        190,512
   Deferred income taxes                                            47,711      44,552         45,625
   Other long-term liabilities                                       4,257       1,729          1,403
   Long-term debt and other financing                                   --          --         16,050
   Liabilities subject to compromise                               959,079     963,354             --
   Commitments and contingencies (Note 10)
   Parent company investment, net                                 (695,385)   (555,647)        19,295
                                                               ===========  ==========    ===========
        Total liabilities and parent company investment,net    $   718,886  $  810,154    $ 1,244,109
                                                               ===========  ==========    ===========

               See accompanying Notes to Combined Balance Sheets.

                CHEMICAL SERVICES DIVISION OF SAFETY-KLEEN CORP.
                        NOTES TO COMBINED BALANCE SHEETS

1. BUSINESS, ORGANIZATION AND BANKRUPTCY

Organization and Safety-Kleen

Safety-Kleen Corp. was incorporated in Delaware in 1978 as Rollins Environmental Services, Inc. ("Rollins"), later changed its name to Laidlaw Environmental Services, Inc. ("LESI") and subsequently changed its name to Safety-Kleen Corp.

On May 15, 1997, pursuant to a stock purchase agreement among Rollins, Laidlaw Inc., a Canadian corporation ("Laidlaw"), and its subsidiary, Laidlaw Transportation Inc. ("LTI"), Rollins acquired the hazardous and industrial waste operations of Laidlaw (the "Rollins Acquisition"). As a result of the Rollins Acquisition, Laidlaw owned 67% of the issued and outstanding common shares of LESI. Accordingly, the business combination was accounted for as a reverse acquisition using the purchase method of accounting, with Rollins being treated as the acquired company. Coincident with the closing of the Rollins Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc.

On May 26, 1998, LESI completed the acquisition of the former Safety-Kleen Corp. ("Old Safety-Kleen"). Effective July 1, 1998, LESI began doing business as Safety-Kleen Corp. and its stock began trading on the New York Stock Exchange ("NYSE") under the name Safety-Kleen Corp. and the ticker symbol SK. The stock was suspended from trading on the NYSE and the Pacific Exchange, Inc. ("PCX") on June 12, 2000 and removed from listing and registration on the NYSE on July 20, 2000, and the PCX on September 29, 2000. The stock now trades over the counter as SKLNQ.

Safety-Kleen Corp. through its subsidiaries (collectively, "Safety-Kleen"), provides a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. Safety-Kleen provides these services through its two primary operating divisions
- the Chemical Services Division and the Branch Sales and Service Division ("BSSD").

Support services consisting primarily of legal, accounting, finance and information technology are provided to the operating divisions through Safety Kleen's corporate division ("Corporate"). As further discussed in Note 2, certain assets and liabilities in the Combined Balance Sheets include allocations, primarily from Corporate.

Chemical Services Division

The accompanying Combined Balance Sheets of the Chemical Services Division (the "Company") at August 31, 2001, 2000 and 1999, have been presented on a carve-out basis. The Company operates approximately 100 primary and satellite locations from which it provides waste management services in North America. The services offered consist primarily of the collection, treatment and disposal of a wide variety of hazardous or non-hazardous liquid and solid wastes, in drum, tanker or roll-off containers from customer locations. The Company provides final treatment and disposal services for hazardous and non-hazardous wastes, through the Company's network of thermal destruction incinerators, landfills and wastewater treatment facilities, in certain instances after accumulating and treating waste at service centers.

The Company is comprised of specific internal business units of Safety-Kleen, included within certain domestic, Canadian and Mexican subsidiaries.

On February 22, 2002, Safety-Kleen entered into a definitive agreement with Clean Harbors, Inc. ("Clean Harbors") to sell certain net assets of Safety-Kleen including certain net assets of the Company. Pursuant to the terms of the agreement, Clean Harbors would purchase the defined net assets, excluding Safety-Kleen (Pinewood), Inc. (the "Pinewood Facility") and certain allocated assets and liabilities of the Company, from Safety-Kleen for $46.3 million in cash, subject to defined working capital adjustments, and the assumption of certain liabilities, including environmental liabilities. The book value of the net assets to be sold, net of the liabilities to be assumed, at August 31, 2001 was in excess of $300 million. On March 8, 2002, the Bankruptcy Court approved the bidding and auction procedures for the sale. Pursuant to the bidding procedures, all qualified bidders interested in purchasing some of all of the aforementioned net assets must submit an alternative qualified bid on or before May 20, 2002. There can be no assurance that the Bankruptcy Court and/or the various regulatory agencies will approve the sale to Clean Harbors or an alternative purchaser, or that Safety-Kleen will be able to complete the sale.

Safety-Kleen Bankruptcy

On June 9, 2000, Safety-Kleen Corp. and 73 of its domestic subsidiaries (collectively, the "Debtors"), including all of the Company's domestic operations, filed voluntary petitions for relief (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. (SS) 101-1330, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 Cases are being jointly administered for procedural purposes only before the Bankruptcy Court under case No. 00-2303 (PJW). Excluded from the filing were certain of Safety-Kleen Corp.'s non wholly-owned domestic subsidiaries and all Safety-Kleen Corp.'s indirect foreign subsidiaries, including all of the Company's Canadian operations. See Note 15 for Condensed Combined Balance Sheets of entities in bankruptcy.

The Debtors remain in possession of their properties and assets, and the management of the Debtors continues to operate their respective businesses as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized to manage their properties and operate their businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Under Section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, the Debtors may assume or reject executory contracts and unexpired leases. Parties affected by these rejections may file proofs of claim with the Bankruptcy Court in accordance with the reorganization process. Claims for damages resulting from the rejection of executory contracts or unexpired leases will be subject to separate bar dates, generally thirty days after entry of the order approving the rejection. At various times since the commencement of the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors' requests to reject certain contracts or leases that were deemed burdensome or of no further value to the Company. As of April 11, 2002, the Debtors had not yet completed their review of all contracts and leases for assumption or rejection, but ultimately will assume or reject all such contracts and leases. The Debtors have until the confirmation of a plan or plans of reorganization to assume or reject executory contracts, nonresidential real property leases, and certain other leases. The Debtors cannot presently determine or reasonably predict the ultimate liability that may result from rejecting such contracts or leases or from the filings of rejection damage claims, but such rejections could result in additional liabilities subject to compromise (see Note 8).

Consummation of a plan or plans of reorganization is the principal objective of the Chapter 11 Cases. A plan of reorganization sets forth the means for satisfying claims against and interests in the Debtors, including the liabilities subject to compromise. Generally, pre-petition liabilities are subject to settlement under such a plan or plans of reorganization, which must be voted upon by creditors and equity holders and approved by the Bankruptcy Court. The Debtors have retained Lazard Freres & Co. LLC, an investment bank, as corporate restructuring advisor to assist them in formulating and negotiating a plan or plans of reorganization for the Debtors. Although the Debtors expect to file a reorganization plan or plans as soon as reasonably possible, there can be no assurance that a reorganization plan or plans will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan or plans will be consummated.

As provided by the Bankruptcy Code, the Debtors initially had the exclusive right to submit a plan or plans of reorganization for 120 days from the date the petitions were filed. On October 17, 2000, the Debtors received Bankruptcy Court approval to extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases from October 7, 2000, to April 30, 2001, and extended the Debtors' exclusive right to solicit acceptances of such plan or plans from December 6, 2000, to June 29, 2001. On May 16, 2001, the Debtors received Bankruptcy Court approval to further extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases to September 19, 2001, and extended the Debtors' exclusive right to solicit acceptances of such plan or plans to November 19, 2001. On February 11, 2002, the Debtors received Bankruptcy Court approval to further extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases to April 30, 2002 and extended the Debtors' exclusive right to solicit acceptances of the plan or plans to June 30, 2002.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of Safety-Kleen or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to Safety-Kleen Corp. shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the Safety-Kleen Corp. common stock in the bankruptcy proceedings. Safety-Kleen Corp. does not believe that their common shareholders will receive any distribution upon consummation of a plan or plans of reorganization.

Certain of Safety-Kleen Corp.'s domestic subsidiaries which filed the Chapter 11 Cases are included in the accompanying Combined Balance Sheets.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these Combined Balance Sheets is as follows:

Basis of Presentation

The accompanying Combined Balance Sheets of the Company have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if the Company is unable to continue as a going concern. The Debtors' history of significant losses, stockholders' deficit and their Chapter 11 filings, as well as issues related to compliance with debt covenants and financial assurance requirements discussed in Notes 7 and 10, raise substantial doubt about the Company's ability to continue as a going concern. The Debtors intend to file a plan or plans of reorganization with the Bankruptcy Court. Continuing as a going concern is dependent upon, among other things, the Debtors' formulation of a plan or plans of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet Debtors' obligations. The accompanying Combined Balance Sheets do not reflect: (i) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (ii) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (iii) the effect of any changes to the Company's capital structure or in the Company's business operations as the result of an approved plan or plans of reorganization; or (iv) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as a result of actions by the Bankruptcy Court.

The Company's Combined Balance Sheets at August 31, 2001 and 2000 have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code", ("SOP 90-7"). This statement requires, among other things, a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Debtors. In recording liabilities subject to compromise, the Company must make certain estimates relating to the amounts it expects to be allowed in the bankruptcy proceeding. The actual amounts required to settle these claims could significantly differ from the amounts currently recorded.

The accompanying Combined Balance Sheets of the Company at August 31, 2001, 2000 and 1999 have been presented on a carve-out basis. As further discussed below, certain assets and liabilities in the Combined Balance Sheets include allocations, primarily from Corporate. Management believes that the allocations are made on a reasonable basis; however, the Combined Balance Sheets may not necessarily reflect the financial position of the Company if the Company had been a separate, stand-alone entity during the periods presented.

Accounting principles generally accepted in the United States and the regulations of the Securities and Exchange Commission ("SEC") require the inclusion of a statement of operations, cash flows and changes in stockholders' equity. As reported in Safety-Kleen's Form 10-K/A filed with the SEC, Safety-Kleen Corp. and the Company have identified material deficiencies in many of the financial systems, processes and related internal controls. As a result, the Company is unable to prepare, for audit, a combined statement of operations, combined statement of cash flows, combined statement of changes in parent company investment, net or an abbreviated statement of operations such as a statement of revenues and direct expenses. The parent company investment, net in the accompanying Combined Balance Sheets includes the net intercompany balances, including those subject to compromise (see Note 8).

Combination

The accompanying Combined Balance Sheets include the accounts of the Company. All significant intracompany balances have been eliminated as part of the combination. All intercompany balances are included as a component of parent company investment, net in the accompanying Combined Balance Sheets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and term deposits in investments with initial maturities of three months or less. These investments are stated at cost, which approximates market value.

Restricted Funds Held By Trustees

Restricted funds held by trustees are included in other assets and consist principally of financial assurance funds deposited in connection with landfill final closure and post-closure obligations, amounts held for landfill and other construction arising from industrial revenue financings, and amounts held to establish a GSX Contribution Fund for the Pinewood Facility (see Note 10). These amounts are principally invested in fixed income securities of federal, state and local governmental entities and financial institutions.

The Company considers its landfill closure, post-closure, construction and escrow investments totaling $2.0 million, $12.4 million and $13.0 million at August 31, 2001, 2000 and 1999, respectively, to be held to maturity. The Company has the ability, and management has the intent, to hold investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and reduction in the cost basis of the security. At August 31, 2001, 2000 and 1999 the aggregate fair value of these investments approximate their net book value and substantially all of these investments mature within one year. The GSX Contribution Fund for the Pinewood Facility totaling $20.2 million, $19.1 million and $18.3 million at August 31, 2001, 2000 and 1999, respectively, has been treated as if it were available for sale (see Note 10). Accordingly, unrealized gains and losses resulting from changes between the cost basis and fair value of the securities in this fund are recorded as adjustments to parent company investment, net.

Inventories and Supplies

Inventories consist primarily of supplies and repair parts, which are valued at the lower of cost or market as determined on a first-in, first-out basis. The Company periodically reviews its inventories for obsolete or unsaleable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and improvements, which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, as well as major maintenance activities, are charged directly to operating expense as incurred. The Company capitalizes expenditures which extend the life of the related property or mitigate or prevent future environmental contamination.

During the construction and development period of an asset, the costs incurred, including applicable interest costs, are classified as construction-in-process. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. In addition, the Company capitalizes applicable interest costs associated with partially developed landfill sites, which are included in land, landfill sites and improvements (see Note 4).

Depreciation and amortization of certain property, plant and equipment is provided on a straight-line basis over their estimated useful lives, with the exception of landfill assets, for which depreciation and amortization are provided on a units of production or capacity basis. Leasehold improvements are capitalized and amortized over the shorter of the improvement life or the remaining term of the lease plus renewal period.

Intangible Assets

The Company evaluates the excess of the purchase price over the amounts assigned to tangible assets and liabilities (excess purchase price) associated with each of its acquisitions to value the identifiable intangible assets. Any portion of the excess purchase price that cannot be separately identified represents goodwill. The Company evaluates the estimated economic lives of each asset, including goodwill, and has amortized the asset over that life.

Permits -- The Company has reflected the excess of the fair value of non-landfill facilities over the tangible assets acquired as permits. The Company has determined the value of acquired permits based on either a discounted cash flow or other appraisal method. The Company has evaluated and determined that the non-landfill permits have estimated economic lives in excess of 40 years, but believes 40 years is appropriate for amortization of these assets. Accordingly, the Company is amortizing the value of permits over a period of 40 years.

Goodwill -- The remaining excess purchase price of acquired companies, following the allocation to permits and the identified intangible assets discussed above, has been classified as goodwill. The Company considers legal, contractual, regulatory, obsolescence and competitive factors in determining the useful life and amortization period of this intangible asset. The Company believes the goodwill associated with the acquired companies has estimated lives ranging from 40 years to an undeterminable life. As such, the Company has amortized the goodwill over 40 years.

Goodwill is reviewed for impairment when events or circumstances indicate it may not be recoverable. If it is determined that goodwill may be impaired and the estimated undiscounted future cash flows, excluding interest, of the underlying business are less than the carrying amount of the goodwill, then an impairment loss is recognized. The impairment loss is based on the difference between the fair value of the underlying business and the carrying amount. The method of determining fair value differs based on the nature of the underlying business.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", the Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining useful life of any of its tangible and intangible assets may warrant revision or that the carrying amounts might not be recoverable. When factors indicate that the tangible and intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted cash flows generated by the underlying assets to determine if a write-down is required. If a write-down is required, the Company adjusts the book value of the underlying goodwill and then the book value of the impaired long-lived assets to their estimated fair values (see Note
4).

Deferred Financing Costs

Deferred financing costs of $0.4 million at August 31, 1999 have been recorded for borrowings directly related to the Company. Additional deferred financing costs have been allocated to the Company to the extent and in the same manner as the underlying allocated debt instruments. See allocation methodology summary and debt instrument allocation below. Deferred financing costs are amortized over the life of the related debt instrument and are included in other assets in the accompanying Combined Balance Sheets at August 31, 2001, 2000 and 1999. As a result of the Chapter 11 Cases discussed in Note 1, deferred financing costs at the date of the filing of $14.8 million related to pre-petition debt instruments were written off.

Landfill Accounting and Environmental Liabilities

Environmental liabilities include accruals for the estimates of the Company's obligations associated with:

..    Regulatory mandated landfill cell closure, final closure and post-closure activities. The Company accrues cell closure costs over the life of the cell, and accrues final closure and post-closure costs over the life of the landfill, as capacity is consumed.

..    Regulatory mandated closure and post-closure activities for facilities other than landfills, such as incinerators. The Company accrues these costs when management commits to a definitive plan of closure with respect to the facility.

..    Costs associated with remedial environmental matters at the Company's facilities. The Company accrues for these costs on a site-by-site basis, when management deems such obligations to be probable and reasonably estimable.

..    Sites named on the United States Environmental Protection Agency's National
     Priorities List ("Superfund") with which the Company is allegedly connected. The Company typically accrues its estimate of its obligations related to these sites no later than the completion of a remedial investigation and/or feasibility study.

Accruals are adjusted if, and as, further information relative to the underlying obligations develop or circumstances change. Changes in estimated landfill cell closure, final closure and post-closure liabilities are recognized prospectively. Changes in the Company's estimates of its obligations relative to non-landfill closure and post-closure activities, remedial situations and Superfund sites are recorded in the period in which the estimates change.

In conjunction with the acquisitions of certain facilities, the Company has obtained varying amounts and types of indemnification from potential environmental liabilities existing at the time of acquisition. Such indemnities typically cover all or a portion of the costs associated with the remediation of such pre-existing environmental liabilities, and may be for a limited period of time. No liabilities are recorded at the acquisition date if it is probable that the indemnifying party has the intent and financial ability to perform under those indemnities. Indemnifications contractually required of Laidlaw have not been considered in the determination of the Company's environmental liabilities (see Note 14).

Site costs -- Site costs include the costs of landfill site acquisition, permitting, preparation and improvement. These amounts are recorded at cost, which includes capitalized interest, as applicable. Site costs, net of amortization, are combined with management's estimate of the costs required to complete construction of the landfill to determine the amount to be amortized over the remaining estimated useful economic life of a site. Amortization of site costs is recorded on a units-of-consumption basis, such that the site costs should be completely amortized at the date the landfill ceases accepting waste.

Final closure and post-closure obligations for landfills -- Final closure costs include the costs required to cap the final cell of the landfill and the costs required to dismantle certain structures for landfills and other landfill improvements. In addition, final closure costs include regulatory mandated groundwater monitoring, leachate management, financial assurance and other costs incurred in the closure process. Post-closure costs include substantially all costs that are required to be incurred subsequent to the closure of the landfill, including, among others, groundwater monitoring, leachate management, and financial assurance. Regulatory post-closure periods are generally 30 years after landfill closure, but may be as long as 100 years after landfill closure. Final closure and post-closure obligations are discounted. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations is accrued at the date the landfill discontinues accepting waste.

Landfill capacity -- Landfill capacity, which is the basis for the amortization of site costs and for the accrual of final closure and post-closure obligations, represents total permitted airspace, plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. The Company applies a comprehensive set of criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a sufficient basis to evaluate the likelihood of success of unpermitted expansions. Those criteria are as follows:

..    Personnel are actively working to obtain the permit or permit modifications
     (land use, state and federal) necessary for expansion of an existing landfill, and progress is being made on the project;

..    At the time the expansion is included in the Company's estimate of the landfill's useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located. The Company expects to submit the application within the next year and expects to receive all necessary approvals to accept waste within the next five years;

..    The owner of the landfill or the Company has a legal right to use or obtain land associated with the expansion plan;

..    There are no significant known political, technical, legal, or business restrictions or issues that could impair the success of such expansion;

..    A financial feasibility analysis has been completed, and the results demonstrate that the expansion has a positive financial and operational impact such that management is committed to pursuing the expansion; and

..    Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

Exceptions to the criteria set forth above may be approved through a landfill-specific approval process that includes prompt approval from Safety-Kleen's Chief Financial Officer and review by the Audit Committee of the Board of Directors of Safety-Kleen. At August 31, 2001, 2000 and 1999, there were two unpermitted expansions included in the Company's landfill accounting model, which together represented approximately 1% of the Company's remaining airspace at these dates. Neither of these expansions represented exceptions to the Company's established criteria.

At August 31, 2001, the Company has 10 active landfill sites (including the Company's non-commercial landfill), which have estimated remaining lives (based on anticipated waste volumes) and property, plant and equipment, net as follows ($ in thousands):

     Remaining        Number of     Property, plant
   lives (years)        sites      and equipment, net
   -------------      ---------    ------------------
        0-5                   3    $           18,910
        6-10                 --                    --
       11-20                  4                40,803
       21-40                 --                    --
        40 +                  3                16,862
                      ---------    ------------------
                             10    $           76,575
                      ---------    ------------------

Amortization of cell construction costs and accrual of cell closure obligations -- Landfills are typically comprised of a number of cells, which are constructed within a defined acreage (or footprint). The cells are typically discrete units, which require both separate construction and separate capping and closure procedures. Cell construction costs are the costs required to excavate and construct the landfill cell. These costs are typically amortized on a units-of-consumption basis, such that they are completely amortized when that specific cell ceases accepting waste. Cell closure costs, which are the costs required to construct the cell cap, are accrued over the life of the cell. These costs are typically accrued on a units-of-consumption basis, such that the total amount required to cap the cell is accrued when the specific cell ceases accepting waste. In some instances, the Company has landfills that are engineered and constructed as "progressive trenches." In progressive trench landfills, a number of contiguous cells form a progressive trench. In those instances, the Company amortizes cell construction costs, and accrues cell closure obligations, over the airspace within the entire trench, such that the cell construction costs will be fully amortized, and the cell closure costs will be fully accrued, when that specific progressive trench ceases accepting waste.

Final closure and post-closure obligations for facilities other than landfills -- Final closure costs include costs required to dismantle and decontaminate certain structures, financial assurance and other costs incurred during the closure process. Post-closure costs, if required, include associated maintenance and monitoring costs and financial assurance costs as required by the closure permit. Post-closure periods are performance based and are not generally specified in terms of years in the closure permit, but may generally range from 10 to 30 years or more. These obligations generally are not discounted.

Remedial liabilities, including Superfund liabilities -- Remedial liabilities include the costs of removal or containment of contaminated material, the treatment of potentially contaminated groundwater and maintenance and monitoring costs necessary to comply with regulatory requirements.

Discounting of long-term environmental related liabilities -- Costs of future expenditures for landfill final closure and post-closure are discounted based on management's expectations of when it will incur the expenditure. Generally, remediation obligations are not discounted. However, in limited instances, certain remediation obligations are discounted if they are closely connected to the regulatory post-closure obligations and/or the amount and timing of the cash payments are fixed and reliably determinable.

Credit Concentration

Concentration of credit risks in accounts receivable is limited due to the large number of customers comprising the Company's customer base throughout North America. The Company performs periodic credit evaluations of its customers. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Consolidated Financial Statements." SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured.

In accordance with SAB No. 101, the Company recognizes revenue upon disposal for its waste collection and disposal activities. Unearned revenue has been recorded for services billed but not earned in the accompanying Combined Balance Sheets. Direct costs associated with the handling and transportation of waste prior to disposal are capitalized as a component of other current assets in the accompanying Combined Balance Sheets. Deferral periods related to unearned revenue and the related direct costs typically range from one to six months.

Income Taxes

The Company's domestic operating results are included in Safety-Kleen's consolidated income tax returns. Certain of the Company's Canadian operations file separately for tax purposes. Income taxes have been presented in the accompanying Combined Balance Sheets as if the Company's domestic operations filed its returns on a consolidated basis. Current tax liabilities are presented as if such obligations are due to taxing authorities. Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

Foreign Currency

Foreign operations' balances are translated according to the provisions of SFAS No. 52, "Foreign Currency Translation". The functional currency of each foreign operation is in its respective local currency. Assets and liabilities are translated to U.S. Dollars at the exchange rate in effect at the balance sheet date. Cumulative translation adjustments are included in parent company investment, net in the accompanying Combined Balance Sheets. Recorded balances that are denominated in a currency other than the functional currency are adjusted to the functional currency using the exchange rate at the balance sheet date.

Allocation Methodology

The accompanying Combined Balance Sheets of the Company at August 31, 2001, 2000 and 1999, have been presented on a carve-out basis. For all periods presented, certain assets and liabilities in the Combined Balance Sheets include allocations, primarily from Corporate. To the extent that an asset or liability is identifiable and directly related to the Company, it is reflected in the accompanying Combined Balance Sheets. For assets and liabilities that are indirectly related to the Company, management has developed reasonable methods to allocate these assets and liabilities. Assets or liabilities that exclusively relate to corporate level activities are not allocated to the Company. All of the allocations and estimates in the Combined Balance Sheets are based on assumptions that management believes are reasonable under the circumstances. However, the financial information included herein may not reflect the financial position of the Company in the future or what it would have been had the Company been a separate, stand-alone entity during the years presented.

The following specific allocation methodologies of selected assets or liabilities were used by management to prepare the accompanying Combined Balance
Sheets:

Other current assets - Safety-Kleen has certain insurance policies which provide coverage for all its divisions and for which any related prepaid asset has historically been included in other current assets of Corporate. As these policies provide coverage to all divisions, the prepaid assets applicable to the Company were allocated using the following methods:

..    Prepaid automobile insurance - At August 31, 2000, the allocation was based on the number of vehicles per division, resulting in $0.3 million of prepaid automobile insurance allocation to the Company. No allocations were required at August 31, 2001 or 1999.

..    Prepaid worker's compensation and general liability insurance - At August
     31, 2000, the allocation was based on claims history, resulting in $0.2 million of prepaid worker's compensation and general liability insurance allocation to the Company. No allocations were required at August 31, 2001 or 1999.

..    Prepaid environmental impairment liability ("EIL") insurance - Allocations were based on covered items obtained from facility listings, non-owned facility listings and transporter listings. Based on this methodology, $0.1 million, $0.2 million and $0.3 million of prepaid EIL insurance was allocated to the Company at August 31, 2001, 2000 and 1999, respectively.

..    Prepaid financial assurance - Allocations for all years presented considered the amount of financial assurance coverage required at individual Company facilities in relation to the total premiums for those specific Company facilities, based on the August 31, 2001 policies. Based on this methodology, $1.1 million, $1.6 million, and $1.4 million of prepaid financial assurance insurance was allocated to the Company at August 31, 2001, 2000 and 1999, respectively.

Property, plant and equipment, net - Computer equipment, office equipment and other equipment recorded on Corporate were allocated based on headcount. Leasehold improvements were allocated based on the facility to which they relate. Based on this methodology, $4.3 million, $3.7 million and $0.8 million of equipment and leasehold improvements, net, were allocated to the Company at August 31, 2001, 2000 and 1999, respectively.

Other assets - Deferred financing costs of $0.4 million, $1.4 million and $16.8 million were allocated to the Company in a manner consistent with the associated debt instruments at August 31, 2001, 2000 and 1999, respectively. See discussion of long-term debt and other financing allocations below.

Accounts payable - Accounts payable recorded on Corporate that could not specifically be identified as relating to the Company, BSSD or Corporate were allocated on the basis of total Corporate costs charged to the Company during the fiscal year, resulting in $0.6 million, $0.9 million and $2.6 million of allocations to the Company at August 31, 2001, 2000 and 1999, respectively.

Accrued other liabilities - The significant allocations related to accrued other liabilities are as follows:

..    At August 31, 2001, 2000 and 1999, $3.4 million, $1.0 million and $8.0 million, respectively, of accrued interest payable was allocated to the Company in a manner consistent with the associated debt instruments. See discussion of long-term debt and other financing allocations below.

..    Accrued professional fees related to attorneys and consultants used by
     Safety-Kleen specifically for environmental issues were allocated based on financial assurance coverage requirements. Professional fees related to the bankruptcy, restructuring, the restatement and other external reporting requirements of Safety-Kleen are considered costs of corporate activities and have not been allocated to the Company. Based on this methodology, $2.0 million and $0.1 million of accrued professional fees were allocated to the Company at August 31, 2001 and 1999, respectively. No allocations were required at August 31, 2000.

..    Accruals for fully self-insured employee-related health care benefits were allocated based on relevant headcount. At August 31, 2001, 2000 and 1999, $1.9 million, $1.9 million and $1.4 million, respectively, of health care accruals were allocated to the Company.

..    Safety-Kleen estimates accruals for self-insured worker's compensation, general liability (including product liability), property, and vehicle liability, based on actuarially determined estimates of the incurred but not reported claims plus any reported but not paid claims and premiums. Accruals for premiums not paid at August 31, 2001, 2000 and 1999, were allocated based on revenue by division. Accruals for incurred but not reported claims and reported but not paid claims were allocated based upon actuarial claims data. At August 31, 2001, 2000 and 1999, $2.2 million, $0.2 million and $1.7 million, respectively, of related insurance accruals were allocated to the Company.

..    Accruals for penalties assessed by the United States Environmental
     Protection Agency ("EPA") and various states for alleged violations of federal and state financial assurance requirements under the Toxic Substance Control Act ("TSCA"), and the Resource Conservation and Recovery Act ("RCRA") and state hazardous waste programs are also included in accrued other liabilities at August 31, 2001 and 2000. Approximately $3.1 million and $0.6 million of these accruals were allocated to the Company at August 31, 2001 and 2000, respectively, based on financial assurance coverage requirements by facility. No allocations were required at August 31, 1999.

Income taxes - All income tax related assets and liabilities are computed based on the separate return method. Current tax liabilities are presented as if such obligations are due to taxing authorities. See Note 13 for further discussion.

Derivative instruments - During fiscal 2000 and 1999, Safety-Kleen participated in significant derivative transactions both to hedge its interest rate exposure and for trading purposes. Qualifying hedges, which were not required to be reported on the balance sheet under accounting principles generally accepted in the United States in effect at these dates, do not impact the accompanying Combined Balance Sheets. Derivative trading transactions are considered corporate activities that are not allocated to the Company.

Other long-term liabilities - The long-term portion of self-insured worker's compensation and general liability (including product liability) accruals are included in other long-term liabilities and were allocated as discussed above. At August 31, 2001, 2000 and 1999, $2.8 million, $1.1 million and $1.1 million, respectively, of long-term self-insured worker's compensation and general liability insurance accruals were allocated to the Company.

Long-term debt and other financing - All debt instruments directly related to the operations of the Company are included in the accompanying Combined Balance Sheets. Debt instruments not specifically attributable to the operations of the Company or BSSD have been allocated to the respective operating divisions considering the purchase price of Old Safety-Kleen and the market capitalization of LESI at the time of that acquisition and the associated refinancing. See Note 7 for further discussion.

Liabilities subject to compromise - As discussed in Note 8, certain liabilities have been classified as subject to compromise under bankruptcy reorganization proceedings. The liabilities subject to compromise recorded at Corporate which required allocations at August 31, 2001 and 2000, consist of certain trade accounts payable, accrued insurance liabilities, accrued interest and long-term debt. These liabilities were allocated as described above. Other liabilities subject to compromise that are reflected in the accompanying Combined Balance Sheets relate specifically to the Company.

Use of Estimates

The preparation of the Combined Balance Sheets in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Balance Sheets. Certain estimates require management's judgement, and when applied, materially affect the Company's Combined Balance Sheets. The Company considers the "Basis of Presentation" (see above), environmental liabilities, income taxes, asset impairments, litigation contingencies, Safety-Kleen (Pinewood), Inc. and recent accounting developments to include estimates and assumptions that required or will require management's judgement. These estimates involve matters that are inherently uncertain in nature and have a material effect on the accompanying Combined Balance Sheets. Actual results could differ materially from those estimates.

Recent Accounting Developments

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which delayed the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133. On September 1, 2001, the Company adopted the provisions of SFAS No. 133, as amended. The Company is not a party to any significant derivative contracts. Therefore, the adoption of SFAS 133 had no impact on the Company's financial position.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria for intangible assets acquired in a business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to adopt the provisions of SFAS No. 141 immediately for new transactions and SFAS No. 142 at the earlier of its emergence from bankruptcy or September 1, 2002. Early adoption of SFAS No. 142 is permitted.

The Company's existing goodwill and intangible assets will continue to be amortized prior to the adoption of SFAS No. 142. Upon adoption of SFAS No. 142, the Company must evaluate its existing intangible assets and goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all recorded intangible assets, and make any necessary amortization period adjustments by the end of the second fiscal quarter following adoption. Additionally, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 by the end of the second fiscal quarter following adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

As of September 1, 2002, the Company expects to have unamortized goodwill of approximately $96 million, which will be subject to the transition provisions of SFAS No. 142. The Company believes it will likely incur a write-down in the value of its intangible assets at the earlier of its emergence from bankruptcy, as provided by SOP 90-7, or the adoption of SFAS No. 142.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 will require, upon adoption, that the Company recognize as a component of asset cost, the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Under this statement, the liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company will be required to adopt SFAS No. 143 at the earlier of its emergence from bankruptcy or September 1, 2002. The Company is currently in the process of evaluating the impact of SFAS No. 143; however, the adoption of this standard is expected to result in the recognition of additional assets and liabilities.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes FASB statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will be required to adopt SFAS No. 144 at the earlier of its emergence from bankruptcy or September 1, 2002. The new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS No. 144 will have on its combined financial position.

3. ACCOUNTS RECEIVABLE

Net accounts receivable at August 31, 2001, 2000 and 1999 consist of the following ($ in thousands):

                                                2001       2000         1999
                                              --------   ---------    ---------
Trade accounts receivable                     $ 94,211   $ 140,663    $ 105,771
Accrued revenue                                 16,131      16,891       17,635
Other receivables                                1,572       2,466       15,278
Allowance for uncollectible accounts           (12,539)    (15,266)      (4,844)
                                              --------   ---------    ---------
Accounts receivable, net                      $ 99,375   $ 144,754    $ 133,840
                                              ========   =========    =========
4. LONG-LIVED ASSETS

Property, Plant and Equipment

Net property, plant and equipment at August 31, 2001, 2000, and 1999 consist of the following ($ in thousands):

                                                                                         Range of Estimated
                                                    2001          2000         1999         Useful Lives
                                                  ---------     ---------    ---------   ------------------
Land                                              $  22,586     $  25,260    $  42,500   N/A
Landfill sites and improvements                     173,278       170,746      428,423   0-126 years
Buildings                                            80,349        81,152      150,560   20-40 years
Machinery and equipment                             165,730       176,266      263,160   3-40 years
                                                                                         Lesser of useful life
Leasehold improvements                                1,600         1,692        2,355   or lease term
Construction in process                               6,669         6,611       10,098   N/A
                                                  ---------     ---------    ---------
   Total property, plant and equipment              450,212       461,727      897,096
Less: Accumulated depreciation and amortization    (210,052)     (199,546)    (331,312)
                                                  ---------     ---------    ---------
Property, plant and equipment, net                $ 240,160     $ 262,181    $ 565,784
                                                  =========     =========    =========

During fiscal 2001, the Company had no capitalized interest costs, as contractually required interest payments have been stayed by the Chapter 11 Cases. During fiscal 2000 and 1999, the Company capitalized total interest costs of $1.2 million and $2.4 million, respectively.

Intangible Assets

Net intangible assets at August 31, 2001, 2000 and 1999 consist of the following ($ in thousands):

                                            2001           2000          1999
                                         ---------      ---------     ---------
Permits, non-landfill                    $ 308,648      $ 308,774     $ 324,809
Goodwill                                   109,585        112,029       192,742
                                         ---------      ---------     ---------
   Total intangible assets                 418,233        420,803       517,551
Less: accumulated amortization             (84,875)       (73,611)      (70,495)
                                         ---------      ---------     ---------
Intangible assets, net                   $ 333,358      $ 347,192     $ 447,056
                                         =========      =========     =========

Impairment and Other Charges

SFAS No. 121 requires the assessment of long-lived assets for impairment whenever events ("Triggering Events") occur which may indicate that those assets have become impaired. Triggering Events may be events, which directly cause impairment (e.g., decisions to close facilities or the effects of new government regulations) or may be indicators of the existence of other direct causes of impairment (e.g., continuing or increasing losses, declining customer demand, etc.).

The Company believes that the Chapter 11 Cases and the events that led up to it constitute triggering events. In connection with its comprehensive review of its operations, the Company evaluated the recoverability of long-lived assets at August 31, 2001 and 2000 by reference to estimated future cash flows. As a result, the Company identified certain impairments that have been recorded in fiscal 2001, 2000 and 1999 (see table below).

Fair values for impaired assets were determined for landfills, incinerators, wastewater treatment and other facilities, primarily based on future cash flow projections discounted using rates appropriate for the risks involved with the identified assets. For those facilities that were to be sold, management based fair value on their best estimate of sales value less cost to sell.

Fiscal 2001

The components of fiscal 2001 impairments consisted of the following ($ in thousands):

Provision for early facility closures and post-closures:
   Bridgeport incinerator                                      $  34,123
   Coffeyville incinerator                                         9,017
   Hilliard wastewater treatment facility                          1,174
   Burton transportation facility                                    459
                                                               ---------
   Total                                                          44,773
Asset impairment and other charges                                 5,395
                                                               ---------
   Total                                                       $  50,168
                                                               =========

During fiscal 2001, the Company ceased operations at two incinerators, a wastewater treatment facility and a transportation facility. As a result of these closures, the Company recorded a provision for early facility closures and post-closures of approximately $44.8 million. Certain post-closure costs are expected to be incurred over a period approximating 30 years. The Company also recorded approximately $5.4 million of impairment charges primarily related to a wastewater treatment facility.

Fiscal 2000

The components of fiscal 2000 impairments consisted of the following ($ in thousands):

Service centers and landfills related to western operations    $ 118,336
Other landfills and incinerators                                 118,622
Harbor facility -- closed                                         17,691
Pinewood facility                                                 15,724
Other facilities                                                  73,823
                                                               ---------
   Total                                                       $ 344,196
                                                               =========

The amounts shown as related to western operations relate to facilities which are located in the western region of the United States. Their markets have been adversely affected by competitive conditions, including over supply of available services, which have limited the Company's ability to increase prices to recover increased costs, including those related to new environmental regulations.

Included in other landfills and incinerators is an incinerator constructed to burn contaminated soils. Although significant revenue resulted from unusual events in fiscal 1999 and 2000, the general level of demand for these services has and is expected to continue to decline. In addition, new environmental regulations are projected to significantly increase capital expenditures and operating costs in the future. Also included in this amount is a landfill which has been the primary disposal site for the soil burned at this Company owned incinerator. The projected declines in volumes generated at the incinerator are projected to have a continuing adverse effect on volumes at the landfill.

As discussed in Note 10, the Pinewood Facility has been the subject of lengthy, complex and protracted legal proceedings. The results of the proceedings have been adverse to the Company; accordingly, the Company has concluded that it would be imprudent to assume that this facility will generate any significant future revenue. An additional charge was recorded for the impairment of the remaining net book value of fixed assets at the Pinewood Facility. Appropriate reserves for closure and post-closure costs at the Pinewood Facility have been fully provided.

Fiscal 1999

The components of fiscal 1999 impairments consisted of the following ($ in thousands):

Write-down of permits                                          $   9,195
Property, plant & equipment                                        2,092
                                                               ---------
   Total                                                       $  11,287
                                                               =========

Impairments in 1999 were primarily due to factors relating to decisions made by management as a result of changes in business conditions or legal issues. These amounts represent the write-down of property, plant and equipment and intangibles.

5. ACCRUED OTHER LIABILITIES

Accrued other liabilities at August 31, 2001, 2000 and 1999 consist of the following ($ in thousands):

                                                                2001         2000             1999
                                                            -----------   -----------     ------------
Accrued interest payable                                     $    3,365   $       969     $      9,926
Accrued employee salaries and benefits                           14,261         8,033            7,670
Accrued professional fees                                         2,028           609            1,365
Accrued insurance                                                 4,102         2,143            3,158
Accrued taxes                                                     5,039         3,471            6,347
Accrued other                                                     3,780         3,071            5,118
                                                            -----------   -----------     ------------
                                                            $    32,575   $    18,296     $     33,584
                                                            -----------   -----------     ------------

6. CLOSURE, POST-CLOSURE AND ENVIRONMENTAL REMEDIATION LIABILITIES

The Company records environmentally related accruals for both its landfill and non-landfill operations. See Note 2 for further discussion of the Company's methodology for estimating and recording these accruals.

Final closure and post-closure liabilities -- The Company has material financial commitments for the costs associated with requirements of the EPA, and the comparable regulatory agency in Canada for the final closure and post-closure activities at the majority of its facilities. In the United States, the final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. Estimates for the cost of these activities are developed by the Company's engineers, accountants and external consultants, based on an evaluation of site-specific facts and circumstances, including the Company's interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies. Final closure and post-closure plans are established in accordance with the individual site permit requirements. Landfill post-closure periods are generally expected to be for a period of 30 years after closure, but may extend to a period of 100 years. See
Note 10 for a discussion of the Pinewood Facility.

For purchased landfills, the Company assesses and records the present value of the estimated closure and post-closure liability based upon the estimated final closure and post-closure costs and the percentage of airspace consumed as of the purchase date. Thereafter, the difference between the liability recorded at the time of acquisition and the present value of total estimated final closure and post-closure costs to be incurred is accrued prospectively on a units of consumption basis over the estimated useful economic life of the landfill.

Remedial liabilities, including Superfund liabilities -- The Company periodically evaluates potential remedial liabilities at sites that it owns or operates and at sites to which it has transported or disposed of waste, including 28 Superfund sites as of March 31, 2002. The majority of the issues at Superfund sites relate to allegations that the Company, or its predecessors, transported waste to the facilities in question, often prior to the acquisition of the alleged potentially responsible party ("PRP") by the Company. The Company periodically reviews and evaluates sites requiring remediation, including Superfund sites, giving consideration to the nature (i.e., owner, operator, transporter or generator) and the extent (i.e., amount and nature of waste hauled to the location, number of years of site operations or other relevant factors) of the Company's alleged connection with the site, the regulatory context surrounding the site, the accuracy and strength of evidence connecting the Company to the location, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Where the Company concludes that it is probable that a liability has been incurred, provision is made in the Combined Balance Sheets, based upon management's judgment and prior experience, for the Company's best estimate of the liability. Such estimates, which are inherently subject to change, are subsequently revised if and when additional information becomes available.

The Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. It is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities and/or the revision of currently recorded liabilities that could be material. The impact of such future events cannot be estimated at the current time.

Discounted environmental liabilities -- When the Company believes that both the amount of a particular environmental liability and the timing of the payments are fixed or reliably determinable, its cost in current dollars is inflated using estimates of future inflation rates (2.9% at each of August 31, 2001 and 2000, and 3.6% at August 31, 1999) until the expected time of payment, then discounted to its present value using a risk-free discount rate (5.8% at each of August 31, 2001 and 2000, and 8.5% at August 31, 1999). The portion of the Company's recorded environmental liabilities (including closure, post-closure and remedial obligations) that is not inflated or discounted was approximately $203.4 million, $163.5 million and $150.8 million at August 31, 2001, 2000 and 1999, respectively. Had the Company not discounted any portion of its liability, the amount recorded would have been increased by approximately $122.9 million, $132.1 million and $145.0 million at August 31, 2001, 2000 and 1999, respectively. The Company estimates it will provide $213.9 million in additional environmental reserves (including the inflation and discount factors referred to above) over the remaining site lives of its facilities based on current estimated costs.

The Company has recorded liabilities for closure, post-closure and remediation obligations at August 31, 2001, 2000 and 1999 as follows ($ in thousands):

                                                                           2001          2000         1999
                                                                        ----------    ----------    ---------
Current portion of environmental liabilities                            $  32,114     $  27,385    $  28,568
Non-current portion of environmental liabilities                          276,841       232,317      190,512
Balances included in liabilities subject to compromise (see Note 8)        10,099         8,562           --
                                                                        --------      ---------    ---------
   Total                                                                $ 319,054     $ 268,264    $ 219,080
                                                                        =========     =========    =========

In the following table, reserves for environmental matters are classified at each balance sheet date based on their classification at August 31, 2001. Reserves for closure, post-closure and remediation at August 31, 2001, 2000 and 1999, respectively, consist of the following ($ in thousands):

                                                                 2001         2000        1999
                                                              ----------   ----------  ----------
Landfill facilities:
   Cell closure                                               $  24,926    $  25,174   $  26,863
   Final closure                                                 22,222       17,732      12,635
   Post-closure                                                  67,356       61,799      30,494
   Remediation                                                   23,490       21,562      15,863
                                                              ---------    ---------   ---------
                                                                137,994      126,267      85,855
                                                              ---------    ---------   ---------
Non-landfill facilities:
   Remediation, closure and post-closure for closed sites       156,203      115,979     114,519
   Remediation (including Superfund) for open sites              24,857       26,018      18,706
                                                              ---------    ---------   ---------
                                                                181,060      141,997     133,225
                                                              ---------    ---------   ---------
     Total                                                    $ 319,054    $ 268,264   $ 219,080
                                                              =========    =========   =========

All of the landfill facilities included in the table above are active at August 31, 2001, except the Pinewood Facility. Total closure and post-closure reserves related to the Pinewood Facility were $51.0 million, $47.2 million and $11.8 million at August 31, 2001, 2000 and 1999, respectively. Total environmental remediation reserves related to the Pinewood Facility were $2.9 million and $0.4 million at August 31, 2001 and 2000, respectively. There were no environmental remediation reserves related to the Pinewood Facility at August 31, 1999. The South Carolina Department of Health and Environmental Control has required that an Environmental Impairment Fund ("EIF") be established for any potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility. The obligation to contribute to the EIF has been treated as a commitment to restrict assets and no liability related to the obligation has been recorded at August 31, 2001, 2000 or 1999 (see Notes 2 and 10).

Anticipated payments (based on current estimated costs) and anticipated timing of necessary regulatory approvals to commence work on closure, post-closure and remediation activities for each of the next five years and thereafter are as follows ($ in thousands):

          Year ending August 31,
               2002                                                $  32,114
               2003                                                   41,972
               2004                                                   37,437
               2005                                                   17,535
               2006                                                   16,001
               Thereafter                                            387,866
                                                                   ---------
                  Subtotal                                           532,925
               Less:
                  Reserves to be provided (including discount
                  of $122.9 million) over remaining site lives      (213,871)
                                                                   ---------
                  Total                                            $ 319,054
                                                                   =========

7. LONG-TERM DEBT AND OTHER FINANCING

Long-term debt and other financing presented in the accompanying Combined Balance Sheets includes debt instruments of Safety-Kleen that were specifically related to the operations of the Company, as well as an allocation of debt instruments not specifically attributable to the operations of the Company or BSSD. Those debt instruments not specifically identifiable to the Company or BSSD have been allocated to the respective operating divisions considering the purchase price of Old Safety-Kleen and the market capitalization of LESI at the time of that acquisition and the associated refinancing. Management believes that the basis for allocating long-term debt and other financing to the Company is reasonable based on the capital structure of Safety-Kleen.

Long-term debt and other financing of both Safety-Kleen and the amounts allocated to the Company at August 31, 2001 consist of the following ($ in thousands):

                                                                2001
                                                     --------------------------

                                                     Safety-Kleen      Company
                                                     ------------     ---------

First DIP Facility                                   $        --      $      --
                                                     -----------      ---------
Other Domestic Borrowings:
   Senior Credit Facility:
     Term Loans                                        1,137,750        398,213
     Revolver                                            340,000        119,000
   Senior Subordinated Notes, due June 1, 2008           325,000        113,750
   Senior Notes, due May 15, 2009                        225,000         78,750
   Promissory note, due May 15, 2003                      60,000         60,000
   Industrial revenue bonds, due 2003-2027                80,603         80,603
   Other                                                   3,237          1,129
                                                     -----------      ---------
                                                       2,171,590        851,445
                                                     -----------      ---------
Canadian Borrowings:
   Senior Credit Facility                                 45,910         16,068
   Operating Facility                                     16,313          5,710
                                                     -----------      ---------
                                                          62,223         21,778
                                                     -----------      ---------
Total debt                                             2,233,813        873,223
Less: Current portion not subject to compromise          (62,223)       (21,778)
Less: Liabilities subject to compromise (see Note 8)  (2,171,590)      (851,445)
                                                     -----------      ---------
        Long-term debt and other financing           $        --      $      --
                                                     ===========      =========

Long-term debt and other financing of both Safety-Kleen and the amounts allocated to the Company at August 31, 2000 consist of the following ($ in thousands):

                                                                2000
                                                     --------------------------

                                                     Safety-Kleen      Company
                                                     ------------     ---------

First DIP Facility                                   $        --      $      --
                                                     -----------      ---------
Other Domestic Borrowings:
   Senior Credit Facility:
     Term Loans                                        1,137,750        398,213
     Revolver                                            340,000        119,000
   Senior Subordinated Notes, due June 1, 2008           325,000        113,750
   Senior Notes, due May 15, 2009                        225,000         78,750
   Promissory note, due May 15, 2003                      60,000         60,000
   Industrial revenue bonds, due 2003-2027                90,900         90,900
   Other                                                  11,425          1,166
                                                     -----------      ---------
                                                       2,190,075        861,779
                                                     -----------      ---------
Canadian Borrowings:
   Senior Credit Facility                                 48,269         16,894
   Operating Facility                                     17,152          6,003
                                                     -----------      ---------
                                                          65,421         22,897
                                                     -----------      ---------
Total debt                                             2,255,496        884,676
Less: Current portion not subject to compromise          (65,421)       (22,897)
Less: Liabilities subject to compromise (see Note 8)  (2,190,075)      (861,779)
                                                     -----------      ---------
        Long-term debt and other financing           $        --      $      --
                                                     ===========      =========

Long-term debt and other financing of both Safety-Kleen and the amounts allocated to the Company at August 31, 1999 consist of the following ($ in thousands):

                                                             1999
                                                 ----------------------------

                                                  Safety-Kleen      Company
                                                 --------------   -----------
Domestic Borrowings:
   Senior Credit Facility:
     Term Loans                                   $  1,171,250    $  409,938
     Revolver                                          113,000        39,550
   Senior Subordinated Notes, due June 1, 2008         325,000       113,750
   Senior Notes, due May 15, 2009                      225,000        78,750
   Promissory note, due May 15, 2003                    60,000        60,000
   Industrial revenue bonds, due 2003-2027              90,900        90,900
   Short-term borrowings                                24,739         8,659
   Other                                                11,367         1,055
                                                  ------------    ----------
                                                     2,021,256       802,602
                                                  ------------    ----------
Canadian Borrowings:
   Senior Credit Facility                               53,245        18,636
   Operating Facility                                   20,515         7,180
                                                  ------------    ----------
                                                        73,760        25,816
                                                  ------------    ----------
Total debt                                           2,095,016       828,418
Less: Current portion                               (2,070,224)     (812,368)
                                                  ------------    ----------
        Long-term debt and other financing        $     24,792    $   16,050
                                                  ============    ==========
Safety-Kleen DIP Facility

On July 19, 2000, the Bankruptcy Court granted final approval of Safety-Kleen's one-year $100 million Revolving Credit Agreement underwritten by Toronto Dominion (Texas), Inc. as general administrative agent and CIT Group/Business Credit, Inc. as collateral agent (the "First DIP Facility") with an aggregate sublimit for letters of credit of $35 million. The actual amount available under the First DIP Facility was subject to a borrowing base computation. The First DIP Facility was amended on eleven occasions which, among other things, extended the maturity date, increased the aggregate limit for letters of credit to $95 million, increased the sublimits for letters of credit for certain uses and waived the Debtors' non-compliance with certain affirmative covenants under the First DIP Facility. The Debtors were jointly and severally liable under the First DIP Facility. As of August 31, 2001, no amounts have been drawn by Safety-Kleen on the First DIP Facility and approximately $48 million of letters of credit have been issued.

On March 20, 2002, the Bankruptcy Court approved Safety-Kleen's $200 million Second Amended and Restated Debtor-in-Possession Credit Facility (the "Second DIP Facility"). The Second DIP Facility extends the maturity date of the First DIP Facility until the earlier of March 22, 2003, or the effective date of a plan or plans of reorganization. In addition, it reduces the aggregate amount of borrowings available from $100 million to $75 million, which continues to be subject to borrowing base limitations ("Tranche A"). The Second DIP Facility also creates a new tranche under the credit facility in the amount of $125 million ("Tranche B"). Tranche B is available for cash borrowings and letters of credit, and has the same maturity date as Tranche A.

Proceeds from Tranche A or Tranche B may be used for general corporate purposes. Tranche A is available for letters of credit or cash borrowings, with a sub-limit of $45 million available for environmental letters of credit. The letter of credit sub-limit under Tranche B is $50 million, and there is a further sub-limit of $40 million available for environmental letters of credit, including the replacement of certain existing cash collateral pledged to support financial assurance with respect to certain facilities.

Tranche A letters of credit are priced at 3% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit. In addition, the Debtors pay a commitment fee of 0.50% per annum on the unused amount of Tranche A, payable monthly in arrears. Tranche B letters of credit are priced at 12% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit, payable monthly in arrears. In addition, the Debtors pay a commitment fee of 2.5% on the unused amount of Tranche B letters of credit.

Interest charged for cash borrowings under Tranche A is the greater of Prime Rate plus 1% per annum and the Fed Funds Rate plus 0.5% per annum, or LIBOR plus 3% per annum, depending on the nature of the borrowings. Interest charged for cash borrowings under Tranche B is the greater of Prime Rate plus an applicable margin of 7.25%, or 12% per annum. Beginning September 1, 2002, the applicable margin on Tranche B cash borrowings increases monthly by 0.5% per annum. The Debtors are also required to pay as additional interest, paid in kind, a fee equal to 3% of the average daily outstanding Tranche B cash borrowings, compounded and accrued monthly, and fully payable upon the termination of the Second DIP Facility, provided that, if the termination does not occur prior to September 1, 2002, the amount of such fee increases each month by 1% per annum. The commitment fee on Tranche B is calculated at a rate equal to 4% per annum on the average daily unused cash portion of Tranche B, payable monthly in arrears. In addition, the Debtors are required to pay an extension fee on the Tranche B commitments, payable as follows, if the Second DIP Facility remains outstanding at such dates: 1.2% on September 1, 2002; 1.2% on December 1, 2002 and 1.2% on March 22, 2003.

Under the provisions of the Second DIP Facility, the Debtors are required to establish a $5 million interest escrow account. Tranche A and Tranche B fees and interest will be paid from this account. On the earlier of depletion of the escrowed funds or six months after the closing date of the Second DIP Facility, additional funds must be deposited in the escrow account in order to assure that $5 million will be escrowed for this same purpose.

In the event of the sale of those certain net assets of Safety-Kleen as described in Note 1, the net proceeds, after reserves for certain selling expenses, interest and fees on the Second DIP facility, shall be applied to prepay the Tranche B loans and the availability under Tranche B will be reduced by $17 million. Net proceeds of certain other asset sales, after reserves for certain selling expenses, interest and fees on the Second DIP facility, are to be used to prepay Tranche A and then Tranche B.

The Second DIP Facility benefits from superpriority claim status as provided for under the Bankruptcy Code. Under the Bankruptcy Code, a superpriority claim is senior to unsecured pre-petition claims and all other administrative expenses incurred in a Chapter 11 case. As security, the Second DIP Facility lenders were granted certain priority, perfected liens on certain of the Debtors' assets. Pursuant to the final order approving the Second DIP Facility, such liens are not subordinate to or pari passu with any other lien or security interest (other than (a) liens for certain administrative expenses and (b) liens in favor of Safety-Kleen Corp.'s Chief Executive Officer). As of April 11, 2002, no cash borrowings have been made under the Tranche B facility and approximately $1.4 million has been issued for letters of credit. The Debtors are jointly and severally liable under the Second DIP Facility.

Other Domestic Borrowings of Safety-Kleen

Senior Credit Facility -- In April 1998, Safety-Kleen repaid its then existing bank credit facility and established a $2.2 billion Senior Credit Facility (the "Senior Credit Facility") pursuant to a credit agreement between Safety-Kleen and a syndicate of banks and other financial institutions. In June 1998, the availability of the Senior Credit Facility was permanently reduced by $325 million to $1.875 billion by the subsequent issuance of the Senior Subordinated Notes described below. The Senior Credit Facility consists of five parts: (i) a $550 million six-year Senior Secured Revolving Credit Facility with a $200 million letter of credit sublimit and $400 million sublimit for loans (the "Revolver"); (ii) a $455 million six-year senior secured amortizing term loan;
(iii) a $70 million six-year senior secured amortizing term loan; (iv) a $400 million minimally amortizing seven-year senior secured term loan and (v) a $400 million minimally amortizing eight-year senior secured term loan. The term loans referred to in clauses (ii), (iii), (iv) and (v) are collectively referred to herein as the "Term Loans."

Interest costs on the Senior Credit Facility are reset periodically, at least annually, and vary depending on the particular facility and whether Safety-Kleen chooses to borrow under Eurodollar or non-Eurodollar loans. Interest rates applicable to the Senior Credit Facility ranged from 7.56% to 12.88%, including a 2% default premium, effective June 1, 2000.

At August 31, 2001, the Term Loans have been drawn in full and borrowings outstanding under the Revolver totaled $340 million. In addition, there were approximately $83.0 million of letters of credit issued under the terms of the Revolver. As a result of the Debtors' Chapter 11 Cases, all additional availability under the Revolver has been terminated, although the letters of credit remain outstanding.

Domestic borrowings of Safety-Kleen Services, Inc. (formerly known as LES, Inc.) (the "Domestic Borrower") under the Senior Credit Facility are collateralized by substantially all of the non-hazardous tangible and intangible assets of the domestic subsidiaries of the Domestic Borrower (including subsidiaries of the Company), plus 65% of the capital stock of Safety-Kleen Corp.'s foreign wholly-owned subsidiaries, including but not limited to, Safety-Kleen Corp.'s primary Canadian subsidiaries (collectively, the "Canadian Borrower"). In addition, substantially all of the capital stock of the Domestic Borrower and its wholly-owned or majority-owned domestic subsidiaries is pledged to the Domestic Senior Credit Facility lenders (the "Domestic Lenders") and such domestic subsidiaries guarantee the obligations of the Domestic Borrower to the Domestic Lenders.

Senior Subordinated Notes -- On May 29, 1998, the Domestic Borrower, a wholly-owned subsidiary of Safety-Kleen Corp., issued $325 million 9.25% Senior Subordinated Notes due 2008 in a Rule 144A offering. In accordance with an Exchange and Registration Rights Agreement entered at the time of the issuance of the aforementioned notes, Safety-Kleen filed a registration statement with the SEC on June 24, 1998, pursuant to which Safety-Kleen exchanged the 9.25% Senior Subordinated Notes due 2008 for substantially identical notes of Safety-Kleen (the "1998 Notes"). Net proceeds from the sale of the 1998 Notes, after the underwriting fees and other expenses, were approximately $316.8 million. The proceeds were used to repay a portion of the borrowings outstanding under the Senior Credit Facility.

The 1998 Notes mature on June 1, 2008. Interest is payable semiannually, on December 1 and June 1. The 1998 Notes will be redeemable, in whole or in part, at the option of Safety-Kleen, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of Safety-Kleen, each holder of the 1998 Notes may require Safety-Kleen to repurchase all or a portion of the holder's 1998 Notes at 101% of the principal amount, plus accrued interest.

The 1998 Notes are general unsecured obligations of the Domestic Borrower, subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Domestic Borrower. The 1998 Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Domestic Borrower, if any. The payment of the 1998 Notes are guaranteed on a senior subordinated basis by Safety-Kleen and are jointly and severally guaranteed on a senior subordinated basis by the Domestic Borrower's wholly-owned domestic subsidiaries (including subsidiaries of the Company). No foreign direct or indirect subsidiary or non wholly-owned domestic subsidiary is an obligor or guarantor on the financing.

Senior Notes -- On May 17, 1999, Safety-Kleen Corp. issued $225 million 9.25% Senior Notes due 2009 in a Rule 144A offering which were subsequently exchanged for substantially identical notes of Safety-Kleen Corp. in an offering registered with the SEC in September 1999 (the "1999 Notes"). Net proceeds, after the underwriting fees and other expenses, were approximately $219 million and were used to finance the cash portion of the purchase price for the repurchase of the pay-in-kind debenture ("PIK Debenture"), for expenses relating to the repurchase and for general corporate purposes.

The 1999 Notes mature on May 15, 2009, with interest payable semi-annually on May 15 and November 15. The 1999 Notes will be redeemable, in whole or in part, at the option of Safety-Kleen, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of Safety-Kleen, each holder of the 1999 Notes may require Safety-Kleen Corp. to repurchase all or a portion of such holder's 1999 Notes at 101% of the principal amount thereof, plus accrued interest.

The 1999 Notes are unsecured and rank equally with all existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. The 1999 Notes are not guaranteed by Safety-Kleen Corp.'s subsidiaries.

The Senior Credit Facility, the 1998 Notes and the 1999 Notes contain negative, affirmative and financial covenants including covenants restricting debt, guarantees, liens, mergers and consolidations, sales of assets, transactions with affiliates, the issuance of stock to third parties and payment of dividends and establishing a total leverage ratio test, a fixed charge coverage test, an interest coverage ratio test and a maximum contingent obligation to operating cash flow ratio test. As a result of the Chapter 11 Cases, Safety-Kleen, which was not in compliance with the covenants at the time of the Chapter 11 Cases, classified the entire portion of domestic borrowings as liabilities subject to compromise.

Promissory Note

On May 15, 1997, Safety-Kleen Corp. issued a promissory note in the amount of $60 million to Westinghouse Electric Corporation, subsequently assigned to Toronto Dominion (Texas), Inc. This note, which is specifically identifiable to the Company, bears interest at the variable rate of the six-month London Interbank Offered Rates (6-month LIBOR). Interest on the outstanding principal balance of this note is payable semi-annually on May 30 and November 30 of each year.

All outstanding amounts under this note are due in full on May 15, 2003, with mandatory payments of $10 million due on May 15, 2001 and May 15, 2002, which have been stayed as a result of the Chapter 11 Cases. This note is guaranteed by Laidlaw (see Notes 10 and 14).

Industrial Revenue Bonds

The following industrial revenue bond obligations relate specifically to facilities of the Company:

On July 1, 1997, Safety-Kleen Corp. agreed to repay the obligations related to Industrial Revenue Bonds ("IRB") issued by the California Pollution Control Financing Authority in the amount of $19.5 million. Proceeds from these bonds were used to repay prior Pollution Control Revenue Bonds, which were used to finance the acquisition, construction and installation of stabilization treatment units of the Company's hazardous waste landfills in Kern County and Imperial County, California. These bonds mature on July 1, 2007 and bear interest at a rate of 6.70% per annum. Interest payments are due semi-annually beginning on January 1, 1998.

On July 1, 1997, Safety-Kleen Corp. guaranteed repayment of all obligations related to the IRB issued by Tooele County Utah in the amount of $45.7 million. Proceeds from these bonds were used to repay prior Tooele County Bonds, which were used to construct and make improvements to the Company's hazardous waste incineration facility located slightly west of Salt Lake City, Utah. These bonds mature on July 1, 2027 and bear interest at a rate of 7.55% per annum. Interest payments are due semi-annually beginning on January 1, 1998.

The Company has pledged certain revenues to repay the obligations related to the IRB issued by Tooele County Utah on August 1, 1995, in the amount of $10.0 million. Proceeds from these bonds were used to finance in part, the acquisition, construction and equipping of the Company's hazardous waste disposal and treatment facility. These bonds mature on August 1, 2010 and bear interest at a rate of 6.75% per annum. Interest payments are due semi-annually beginning on February 1, 1996. Repayment of all obligations related to the IRB issued by Tooele County Utah was also guaranteed by Laidlaw (see Notes 10 and 14).

Certain assets of the Company secure the obligations related to the IRB issued by The Industrial Development Board of The Metropolitan Government of Nashville and Davidson County on May 1, 1993, in the amount of $15.7 million. Proceeds from these bonds were used to finance in part, the construction, acquisition and installation of modifications and improvements of the Company's hazardous waste facility in Nashville, Tennessee. During fiscal 2001, the bond trustee distributed approximately $10.3 million from the Company's restricted funds (see

Note 2) to repay a portion of the outstanding principal. These bonds mature on May 1, 2003 and bear interest at a rate of 6.0% per annum. Interest payments are due semi-annually beginning on November 1, 1993. Repayment of all obligations related to the IRB issued by The Industrial Development Board of The Metropolitan Government of Nashville and Davidson County was also guaranteed by Laidlaw (see Notes 10 and 14).

Canadian Borrowings of Safety-Kleen

Senior Credit Facility - The Canadian Borrower and Safety-Kleen Corp.'s Canadian subsidiaries participated in the Senior Credit Facility under which it established and initially borrowed $70.0 million (USD) from a syndicate of five banks. The term loan has a floating interest rate based on Canadian prime plus 1.375% or Canadian Bankers Acceptance, ("CB/A") plus 2.375%, at Safety-Kleen's discretion. As a result of the Debtors' Chapter 11 Cases, its Canadian subsidiaries are in default of the loan conditions and a notice of default has been issued by the banks making the loan payable on demand. In accordance with the provisions of default under the Senior Credit Facility, the floating interest rate will increase an additional 2% if all or a portion of any principal of any loan, any interest payable thereon, any commitment fee or any Reimbursement Obligation or Acceptance Reimbursement Obligation, as defined in the Senior Credit Facility, or other amount payable hereunder shall not be paid when due. Accordingly, the outstanding loan balance is classified as a current liability at August 31, 2001 and 2000, and interest continues to accrue at the Canadian Prime Rate plus 3.375%.

Operating Facility -- On April 3, 1998, the Canadian Borrower entered into a letter agreement with the Toronto Dominion Bank providing an operating line of credit of up to $35.0 million (CDN). The letter agreement has a floating interest rate based on Canadian prime plus 1.375% or CB/A plus 2.375% for Canadian borrowings and prime plus 1.375% or LIBOR plus 2.375% for U.S. borrowings, at Safety-Kleen's discretion. On March 4, 2000, Toronto Dominion Bank cancelled this letter agreement at which time the Canadian Borrower had borrowings of $17.2 million and letters of credit totaling $3.6 million. The full amount borrowed was in default at August 31, 2001 and 2000, due to breaches of loan covenants by the local subsidiary. Accordingly, the outstanding loan balance is classified as a current liability at August 31, 2001 and 2000.

Borrowings by the Canadian Borrower under the Senior Credit Facility and the Operating Facility are collateralized by substantially all of the tangible personal property of Safety-Kleen Corp.'s Canadian subsidiaries and by the guarantees of the Domestic Borrower's domestic, wholly-owned and majority-owned subsidiaries. Additionally, 35% of the common stock of the Canadian Borrower is pledged in favor of the Canadian Senior Credit Facility Lenders and the Canadian Operating Facility Lenders.

8. LIABILITIES SUBJECT TO COMPROMISE

The principal categories of claims classified as liabilities subject to compromise under bankruptcy reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts included in the Company's records (see Note 1). Additional pre-petition claims may arise from rejection of additional executory contracts or unexpired leases by the Debtors. Under a confirmed plan or plans of reorganization, all pre-petition claims may be paid and discharged at amounts substantially less than their allowed amounts.

Recorded liabilities -- On a combined basis, recorded liabilities subject to compromise under Chapter 11 Cases at August 31, 2001 and 2000 consist of the following ($ in thousands):

                                                      2001         2000
                                                   ----------   ----------
        Accrued litigation                         $  18,387    $  20,598
        Trade accounts payable                        46,912       46,238
        Accrued insurance liabilities                  1,130        1,109
        Environmental liabilities                     10,099        8,562
        Accrued interest, primarily allocated         26,317       26,307
        Allocated Safety-Kleen debt, net             704,511      704,247
        Promissory note                               60,000       60,000
        Industrial revenue bonds                      80,603       90,900
        Other                                         11,120        5,393
                                                   ---------    ---------
                                                   $ 959,079    $ 963,354
                                                   =========    =========

Safety-Kleen made certain adequate protection payments to pre-petition lenders of the Senior Credit Facility. Allocated Safety-Kleen debt is presented net of allocated adequate protection payments of $6.3 million and $6.6 million at August 31, 2001 and 2000, respectively.

As a result of the Chapter 11 Cases, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a plan or plans of reorganization defining the repayment terms has been confirmed. The total interest on pre-petition debt of Safety-Kleen that was not paid or accrued for the period from June 9, 2000 to August 31, 2001 was $306.2 million. Approximately $111.3 million of the interest not paid or accrued relates to the pre-petition debt of Safety-Kleen allocated or directly related to the Company as described in Note 2. Such interest is not being accrued since it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of interest that accrues post-petition with respect to unsecured or undersecured pre-petition liabilities.

As discussed in Note 2, all net intercompany balances of the Company, including those as of the Chapter 11 filing date, are included in parent company investment, net, in the accompanying Combined Balance Sheets.

Contingent liabilities -- Contingent liabilities as of the Chapter 11 filing date are also subject to compromise. At August 31, 2001, the Company was contingently liable to banks, financial institutions and others for approximately $57.3 million for outstanding letters of credit, which included $0.4 million of performance bonds securing performance of sales contracts and other guarantees in the ordinary course of business.

The Company is a party to litigation matters and claims that are normal in the course of its operations. Generally, litigation related to "claims", as defined by the Bankruptcy Code, is stayed. Also, as a normal part of their operations, the Company undertakes certain contractual obligations, warranties and guarantees in connection with the sale of products or services. The outcome of the bankruptcy process on these matters cannot be predicted with certainty.

9.  ACQUISITIONS

The Company completed four acquisitions of stock and assets during fiscal 1999. These acquisitions have been accounted for under the purchase method of accounting. The total purchase price paid for these acquisitions was $10.7 million and the respective net liabilities acquired was $1.1 million, resulting in goodwill recorded of $11.8 million.

The Company made no acquisitions during fiscal 2001 or 2000.

10. COMMITMENTS AND CONTINGENCIES

Lease Commitments

Safety-Kleen enters into operating leases primarily for real property and vehicles used by the Company under various terms and conditions. As discussed in
Note 8, commitments related to operating leases are subject to compromise and additional claims may arise from the rejection of unexpired leases.

The contractually stated minimum future lease payments for property and equipment used by the Company consist of the following ($ in thousands):

           Year ending August 31,
              2002                               $  9,419
              2003                                  6,847
              2004                                  4,794
              2005                                  3,885
              2006                                  3,427
              Thereafter                            5,312
                                                 --------
                Total minimum payments           $ 33,684
                                                 --------

Purchase Commitments

Effective July 2001, Safety-Kleen entered into an agreement with Unisys Corporation and certain of its affiliates to provide outsourced information technology support functions related to personal computer and related network needs. The agreement provides for a monthly fee estimated at approximately $0.5 million based on, among other things, the actual number of workstations, laptops and servers used. The term of the agreement is for five years. Management has estimated that approximately $0.2 million of the monthly fee relates to providing outsourced information technology functions of the Company.

Liability Insurance

Safety-Kleen, through premiums paid to Laidlaw (see Note 14), carried general liability, vehicle liability, employment practices liability, pollution liability, directors and officers liability, worker's compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. Effective September 1, 2000, Safety-Kleen obtained its insurance requirements from a third-party insurance company.

Safety-Kleen's insurance programs for certain worker's compensation, general liability (including product liability) and vehicle liability are self-insured up to certain limits. Claims in excess of these self-insurance limits are fully insured. For self-insured worker's compensation, general liability (including product liability), property, and vehicle liability, management estimates these liabilities based on actuarially determined estimates of the incurred but not reported claims plus any portion of incurred but not paid claims and premiums. These estimates are generally within a range of potential ultimate outcomes. All employee-related health care benefits are fully self-insured and liabilities include both an accrual for an estimate of the incurred but not reported claims that is calculated using historical claims data and an accrual for the incurred but not paid claims and premiums.

The Company's liabilities for unpaid and incurred but not reported claims at August 31, 2001, 2000 and 1999 were $8.0 million, $4.3 million and $4.3 million, respectively, under the current risk management program. Certain product and worker's compensation liabilities have been classified as long-term liabilities based upon actuarial projections of future claims payments. These liabilities at August 31, 2001, 2000 and 1999 were $2.8 million, $1.1 million and $1.1 million, respectively. In addition, $1.1 million of the self-insured liabilities at August 31, 2001 and 2000, respectively, are subject to compromise. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims and there is no guarantee that the Company or Safety-Kleen will have the cash or funds available to pay any or all claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be recorded in the periods in which such adjustments are known.

Employment Agreements

Safety-Kleen is party to employment agreements with certain executives of the Company, which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

Financial Assurance Matters

Under RCRA, TSCA, and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. Safety-Kleen Corp. and certain of its subsidiaries as owners and operators of RCRA and TSCA waste management facilities are subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury.

In compliance with the law, starting in 1997, Safety-Kleen procured surety bonds issued by Frontier Insurance Company ("Frontier") as financial assurance at numerous locations. Of the total amount of financial assurance required for the Company's locations under the environmental statutes, which approximated $420.0 million as of May 31, 2000, slightly more than 50% of such requirements were satisfied through assurances provided by Frontier in the form of surety bonds.

On June 6, 2000, the U.S. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, effective May 31, 2000, Safety-Kleen no longer had compliant financial assurance for many of its facilities. Under applicable regulations, Safety-Kleen Corp.'s affected subsidiaries were required to obtain compliant financial assurance within sixty days, and in some states, more quickly (although the surety bonds issued by Frontier no longer qualify as acceptable federal bonds, they remain in place and effective until replaced). Immediately following this U.S. Treasury announcement, Safety-Kleen notified the EPA of its lack of audited consolidated financial statements for fiscal 1999, 1998 and 1997 and the difficulties that certain alleged accounting irregularities would cause Safety-Kleen in attempting to obtain compliant financial assurance for its facilities covered by the Frontier bonds. Safety-Kleen and the EPA also contacted states in which the non-compliant facilities were located and apprised such states of these facts.

Safety-Kleen and the EPA, acting on behalf of many, but not all, affected states, then engaged in negotiations resulting in the entry of a Consent Agreement and Final Order ("CAFO"), which the Bankruptcy Court approved on October 17, 2000. Some states referred their enforcement authority to the EPA for purposes of this CAFO and thus are, in effect, parties to the CAFO. Other states entered separate, but similar, consent agreements with Safety-Kleen. Some states have never entered separate written agreements, but have allowed Safety-Kleen to continue operating while it obtains coverage to replace the Frontier bonds.

The main component of the EPA CAFO (and of the consent agreements in various states) is a compliance schedule for Safety-Kleen Corp. and its affected subsidiaries to obtain compliant financial assurance for the facilities covered by the Frontier bonds. That schedule has been modified on several occasions since the CAFO was entered and as Safety-Kleen has replaced Frontier at various facilities.

Safety-Kleen believes that most, but not all, states that have retained primary jurisdiction on this issue and which have facilities where Frontier has not yet been replaced will accept the July 31, 2002 deadline under the CAFO, discussed below. However, Safety-Kleen has not concluded agreements with all such states. South Carolina has not followed the EPA schedule, as discussed below.

Safety-Kleen may seek further extensions from the EPA and the states, but the CAFO does not obligate the EPA and the states to grant such further extensions. Under the CAFO, the EPA reserves the right, in consultation with an affected state, to determine in its discretion and in accordance with applicable law, to modify these requirements. There can be no assurance that Safety-Kleen will be able to complete its replacement of Frontier on a schedule acceptable to the EPA and the states. If it does not, Safety-Kleen could be assessed penalties in addition to those discussed in the next paragraph.

The CAFO imposed a penalty on Safety-Kleen Services, Inc. The penalty has grown to approximately $1.6 million as delays have ensued in the replacement of Frontier, and additional states have joined the CAFO (see discussion below). Some states have imposed financial assurance penalties in addition to this amount. Safety-Kleen believes such penalties, if asserted, would total approximately $1.0 million through January 31, 2002. The total asserted and unasserted penalties related to the Company through January 31, 2002, are approximately $1.3 million.

The State of South Carolina has not entered any consent agreement with Safety-Kleen that would extend any financial assurance regulatory deadline with respect to the Pinewood Facility. Moreover, South Carolina has not agreed to the July 31, 2002 deadline for the replacement of Frontier at inactive facilities and has notified Safety-Kleen that it is assessing daily penalties that escalate to a maximum of $6,000 per day at an inactive facility in that state that does not yet have coverage to replace Frontier. In the EPA CAFO and in some state consent agreements, Safety-Kleen agreed to a schedule by which the EPA and certain states may monitor Safety-Kleen's efforts to obtain compliant financial assurance. Among other things, the schedule required Safety-Kleen to provide audited restated consolidated financial statements for fiscal years 1997-1999 and the audited consolidated financial statements for fiscal 2000 by certain deadlines. Safety-Kleen did not meet the deadlines by the original due dates but subsequently provided the required information to the EPA and participating states. Accordingly, the EPA and certain states may impose additional penalties on Safety-Kleen, a portion of which may be allocable to the Company.

Under the CAFO, until such time as the affected facilities have obtained compliant financial assurance, Safety-Kleen Corp. and its affected facilities must not seek to withdraw an existing irrevocable letter of credit from Toronto Dominion Bank, which is subject to compromise, in the amount of $28.5 million for the benefit of Frontier and shall take all steps necessary to keep current the existing Frontier surety bonds.

In the CAFO, Safety-Kleen waived certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws. Safety-Kleen's lenders and the unsecured creditors committee have reserved their right to assert certain of such arguments.

Safety-Kleen understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law. Safety-Kleen further understands that in such a proceeding, the Superintendent takes possession of the property of Frontier and conducts its business. Safety-Kleen has been informed that these rehabilitation proceedings are unlikely to affect the validity of the remaining Frontier bonds at its facilities; however, there can be no guarantee that the remaining Frontier bonds at Safety-Kleen facilities will continue to be valid.

As of January 1, 2002, Safety-Kleen was in a position to replace Frontier at all its active facilities (actual replacement occurs as regulators review and accept the replacement policies Safety-Kleen has little or no control over the timing of this process). The current EPA deadline for replacement of Frontier at inactive facilities of the Company is July 31, 2002.

As of August 31, 2001, Safety-Kleen had provided financial assurances for the Company's facilities in the form of insurance policies and performance bonds to the applicable regulatory authorities totaling approximately $440.0 million, in connection with closure, post-closure and corrective action requirements of certain facility operating permits. Letters of credit of approximately $52.9 million are held to meet various financial assurance requirements for the Company. Restricted assets of $22.2 million are held in trust for the Company's landfill closure, post-closure and environmental impairment (see Note 2). Insurance policies with limits of approximately $92.0 million are held to cover any bodily injury or property damage to third parties caused by accidental occurrences at certain of the Company's facilities.

Chapter 11 Proceedings

As described in Note 1, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on June 9, 2000. Management continues to operate the business of the Debtors as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. In this proceeding, the Debtors intend to propose and seek confirmation of a plan or plans of reorganization. Pursuant to the automatic stay provision of Section 362 of the Bankruptcy Code, virtually all pending pre-petition litigation against the Debtors is currently stayed.

As of August 31, 2001, proofs of claim in the approximate amount of $174.0 billion have been filed against the Debtors by, among others, secured creditors, unsecured creditors and security holders. Safety-Kleen is in the process of reviewing the proofs of claim and once this process is complete, will file appropriate objections to the claims in the Bankruptcy Court, including objections on behalf of the Company. As of August 31, 2001, Safety-Kleen believes it has identified approximately $170.8 billion of such claims that are duplicative or without merit. The Company believes that the amount of these claims related to the Company that are in excess of the $959.1 million recorded as liabilities subject to compromise in the accompanying Combined Balance Sheet at August 31, 2001 are: (i) duplicative or without merit; (ii) do not meet the criteria to be recorded as a liability under accounting principles generally accepted in the United States; and (iii) will not have a material effect on the accompanying Combined Balance Sheets, but there can be no assurance that management is correct and these claims may have a material effect on the accompanying Combined Balance Sheets.

As a result of the Chapter 11 Cases, Safety-Kleen has not paid certain real estate taxes and certain taxing authorities have asserted liens against certain real estate of the Company.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of Safety-Kleen or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to Safety-Kleen Corp.'s shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the Safety-Kleen Corp. common stock in the bankruptcy proceedings. Safety-Kleen Corp. does not believe that its shareholders will receive any distribution upon consummation of a plan or plans of reorganization.

Actions Involving Laidlaw Inc.

Laidlaw owns 43.6% of the outstanding common stock of Safety-Kleen and has various other arrangements and relationships with Safety-Kleen. On November 7, 2000, Laidlaw, on behalf of itself and its direct and indirect subsidiaries (collectively referred to as the "Laidlaw Group"), filed a proof of claim in the unliquidated amount of not less than $6.5 billion against the Debtors in the Chapter 11 Cases. The Laidlaw Group claims against the Debtors fall into the following general categories: 1) claims for indemnification; 2) contribution and reimbursement in connection with certain litigation matters; 3) claims against the Debtors for fraudulent misrepresentation, fraud, securities law violations, and related causes of action; 4) insurance claims; 5) guaranty claims; 6) environmental contribution claims; 7) tax reimbursement claims; and 8) additional miscellaneous claims. On April 19, 2001, Safety-Kleen Corp. on behalf of itself and its direct and indirect subsidiaries, including those within the Company, filed with the Bankruptcy Court an objection to the proof of claim filed by Laidlaw Group.

On April 19, 2001, Safety-Kleen filed an action against Laidlaw and its affiliates, LTI and Laidlaw International Finance Corporation ("LIFC") (collectively the "Laidlaw Defendants") in the Debtors' Chapter 11 Cases, Adv. Pro. No. 01-01086 (PJW). This action seeks to recover a transfer of over $200 million in August 1999 (the "Transfer") made to or for the benefit of the Laidlaw Defendants, holders of 43.6% of Safety-Kleen Corp's common stock. Safety-Kleen asserts that the transfer is recoverable either as a preference payment to the extent the Transfer retired pre-existing debt or as a fraudulent transfer to the extent the Transfer redeemed equity or was made with intent to hinder, delay or defraud creditors. In the action, Safety-Kleen seeks to recover the Transfer, plus interest and costs occurring from the first date of demand from the Laidlaw Defendants.

On June 28, 2001, Laidlaw and five of its subsidiary holding companies, Laidlaw Investments Ltd., LIFC, Laidlaw One, Inc., LTI and Laidlaw USA, Inc. (collectively, "Laidlaw Debtors") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York Case Nos. 01-14099K through 01-1404K. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Toronto, Ontario. On October 16, 2001, Safety-Kleen and the Official Committee of Unsecured Creditors filed a proof of claim in the unliquidated amount of not less than $4.6 billion, subject to statutory trebling, plus punitive damages, interest, and costs, against Laidlaw Debtors in the above-referenced Chapter 11 cases. The claims against Laidlaw Debtors fall into the following general categories: 1) claims for fraud, racketeering, breach of fiduciary duty, and other related misconduct; 2) preference and fraudulent transfer claims; 3) breach of contract, misrepresentation, and other related misconduct; 4) guaranty claims; and 5) indemnification, contribution, and reimbursement claims. Laidlaw Debtors have not yet filed an objection to the proof of claim filed by Safety-Kleen. Safety-Kleen intends to vigorously pursue this claim. Similarly, certain directors of Safety-Kleen Corp. filed a proof of claim against Laidlaw Debtors. To the extent these directors are successful in obtaining payments that otherwise would have gone to Safety-Kleen, their interests could be deemed materially adverse to the interests of Safety-Kleen. As a result of Laidlaw Debtors' filings, the claims and causes of action Safety-Kleen may have against Laidlaw Debtors may be subject to compromise in the Laidlaw Debtors' Chapter 11 or CCAA proceedings.

In December 2001, pursuant to the Safety-Kleen/Laidlaw Mediation Discovery Protocol, the Debtors, the Debtors' secured lenders, the Debtors' Official Committee of Unsecured Creditors, certain of the Debtors' directors, Laidlaw Debtors and the Laidlaw Debtors creditors' committee and subcommittees agreed to undertake, on an expedited and consolidated basis, limited preliminary discovery to obtain information to assist in presenting submissions to a mediator in an effort to resolve certain outstanding claims between and among the parties in the Debtors' and Laidlaw Debtors bankruptcy cases. A mediation proceeding began in early April 2002. The parties continue discussions. The resolution of these matters could have a material adverse effect on financial condition of Safety-Kleen and the Company.

Legal Proceedings

Legal proceedings covering a wide range of matters are pending or threatened in the United States and foreign jurisdictions against Safety-Kleen and/or former and/or current officers, directors and employees. Many of these claims directly or indirectly impact the Company. Various types of claims are raised in these proceedings, including shareholder class action and derivative lawsuits, product liability, environmental, antitrust, tax, and breach of contract. Management consults with legal counsel in estimating reserves and developing estimates of ranges of potential loss.

Safety-Kleen has claims related to the Company where Safety-Kleen has assessed that an unfavorable outcome is probable. At August 31, 2001, the aggregate estimated potential loss on these claims range from approximately $14.4 million to approximately $62.7 million and the Company has recorded reserves of approximately $20.0 million, comprised of $18.4 million of accrued litigation subject to compromise and $1.6 million of environmental liabilities subject to compromise, representing its best estimate of losses to be incurred.

Additionally, Safety-Kleen also has substantial claims related to the Company where Safety-Kleen has assessed that an unfavorable outcome is probable or, at least, reasonably possible and which, if incurred, may have a material adverse effect on Safety-Kleen's and the Company's financial condition. The Company, however, has not recorded reserves related to these claims as management believes the potential loss is not currently estimable.

The actual outcomes from these claims, the most significant of which are discussed below, could differ from these estimates.

Matters Related to Investigation of Safety-Kleen's Financial Results

On March 6, 2000, Safety-Kleen announced that it had initiated an internal investigation (the "Safety-Kleen Investigation") of its previously reported financial results and certain if its accounting policies and practices. This investigation followed receipt by Safety-Kleen Corp.'s Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of Safety-Kleen. Following this announcement PricewaterhouseCoopers LLP, Safety-Kleen's independent accountants at that time, notified Safety-Kleen that it was withdrawing its previously issued reports of independent public accountants on the fiscal years 1999, 1998 and 1997 consolidated financial statements. The internal investigation included fiscal year 1997 and subsequent periods. The Board appointed a special committee, consisting of four directors who were then independent outside directors of Safety-Kleen Corp., to conduct the internal investigation (the "Special Committee (Investigation)"). The Special Committee (Investigation) was later expanded to five directors, with the addition of one additional independent outside director. The Special Committee (Investigation) engaged the law firm Shaw Pittman, and Shaw Pittman engaged the accounting firm Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. The Board placed Kenneth W. Winger, Safety-Kleen Corp.'s President and Chief Executive Officer and a director, Michael J. Bragagnolo, Executive Vice President and Chief Operating Officer, and Paul R. Humphreys, Senior Vice President of Finance and Chief Financial Officer, on administrative leave on March 5, 2000. Safety-Kleen accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000.

On September 14, 2000, the Bankruptcy Court approved Safety-Kleen's motion to engage Arthur Andersen LLP (i) to act as its independent public accountants,
(ii) to conduct an audit of Safety-Kleen's consolidated financial statements with respect to fiscal years 2000, 1999, 1998 and 1997, (iii) to continue assisting with the Safety-Kleen Investigation and (iv) to provide other services. Safety-Kleen restated its previously reported consolidated financial statements for each of the three years ended August 31, 1999, 1998 and 1997 in Safety-Kleen's Form 10-K/A for the year ended August 31, 2000 filed with the SEC on July 9, 2001.

On September 13, 2001, the Board of Directors dissolved the Special Committee (Investigation) and established the Special Committee (Conflicts of Interest in Litigation). The Special Committee (Conflicts of Interest in Litigation) is authorized to manage all litigation involving Safety-Kleen and any member of the Board of Directors. The new committee is comprised of Ronald A. Rittenmeyer, Kenneth K. Chalmers, Peter E. Lengyel and David W. Wallace, each of whom was appointed to the Board subsequent to March 6, 2000 and is not personally involved in such litigation.

Beginning in March 2000, a number of lawsuits were filed, on behalf of various classes of investors, including bondholders and shareholders, against Safety-Kleen, certain officers, former directors, and others. The complaints that did name Safety-Kleen were subsequently amended eliminating Safety-Kleen as a defendant and adding certain other defendants, including certain Directors of Safety-Kleen Corp. The complaints allege, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. Generally, the actions seek to recover damages in unspecified amounts that the plaintiffs allegedly sustained by acquiring shares of Safety-Kleen Corp.'s common stock or purchasing debt of Safety-Kleen. Although Safety-Kleen is not a party to these actions, certain of the individual defendants who are present or former officers or directors of Safety-Kleen Corp. have made demands to be indemnified by Safety-Kleen in connection with the action.

Shortly after Safety-Kleen's March 6, 2000, announcement, Safety-Kleen representatives met with officials of the SEC and advised the SEC of the alleged accounting irregularities and Safety-Kleen's internal investigation with respect to the allegations. On March 10, 2000, Safety-Kleen was advised that the SEC had initiated a formal investigation of Safety-Kleen. On or about March 22, 2000, Safety-Kleen Corp. was served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of documents sought by the SEC in its investigation. Safety-Kleen has responded to the subpoena. Safety-Kleen is cooperating with each of the investigations.

On October 4, 2001, Safety-Kleen, along with Robert W. Luba, the Estate of John
W. Rollins, Sr., John W. Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada), Civil No. 3:01-4247-17 (the "PWC Action"). The PWC Action alleges, among other things, that the defendants were negligent and reckless in failing to comply with applicable industry and professional standards in their review and audit of Safety-Kleen's consolidated financial statements and in the negligent and reckless failure to detect and/or report material misstatements in those consolidated financial statements. The Complaint alleges causes of action for breach of contract, breach of contract accompanied by a fraudulent act, professional negligence, negligent misrepresentation, violations of the South Carolina Unfair Trade Practices Act and a declaratory judgment for indemnification on behalf of the plaintiff directors. The Complaint seeks in excess of $1.0 billion from the defendants. Safety-Kleen intends to pursue this claim vigorously.

On November 13, 2001, Safety-Kleen, along with Robert W. Luba, the Estate of John W. Rollins, Sr., John W. Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against National Union Fire Insurance Company of Pittsburgh, PA and American Home Assurance Company, Civil No. 01CP404813 (the "Insurance Action"). The Insurance Action alleges that the defendants wrongfully denied insurance coverage under certain directors and officers insurance policies for the various securities actions detailed above. The Complaint alleges causes of action for declaratory judgment and breach of contract. The Complaint also seeks insurance coverage for plaintiffs' for costs associated with defending the securities actions and for any liability plaintiffs may ultimately incur. Safety-Kleen intends to pursue this claim vigorously.

On December 13, 2000, thirteen lenders to Safety-Kleen Services, Inc., sued PricewaterhouseCoopers LLP, in the State Court of Fulton County Georgia, alleging negligent misrepresentation by PricewaterhouseCoopers LLP, in connection with the consolidated financial statements of Safety-Kleen for fiscal years 1997, 1998 and 1999. The case is captioned Toronto Dominion (Texas), Inc., et al. v. PricewaterhouseCoopers LLP, Civil Action No. 00 VS 02679 F. The complaint has been amended twice, and the plaintiffs now number over 90 lenders to Safety-Kleen Services, Inc. On October 23, 2001, PricewaterhouseCoopers LLP, filed a motion for leave to file a third-party complaint naming Safety-Kleen and former Safety-Kleen Corp. officers Kenneth W. Winger, Michael J. Bragagnolo, and Paul B. Humphreys as third party defendants in a third party claim for indemnity or contribution. The Georgia state court granted leave and PricewaterhouseCoopers LLP, has now served a third party complaint against Safety-Kleen. Safety-Kleen is moving to enjoin the third party complaint and argues that it contravenes the automatic stay provisions of federal bankruptcy law.

General Environmental

The Company's hazardous and industrial waste services are continuously regulated by federal, state, provincial and local laws enacted to regulate the discharge of materials into the environment or primarily for the purpose of protecting the environment. This inherent regulation of the Company necessarily results in its frequently becoming a party to judicial or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues that are involved generally relate to applications for permits and licenses by the Company and their conformity with legal requirements and alleged violations of existing permits and licenses. At April 11, 2002, the Company was involved in four proceedings in which a governmental authority is a party relating primarily to activities at waste treatment, storage and disposal facilities where management believes sanctions involved in each instance may exceed $100,000.

The most significant environmental and regulatory proceedings are discussed below:

(i) Safety-Kleen (Pinewood), Inc.

Safety-Kleen (Pinewood), Inc. ("Pinewood"), an entity included in the accompanying Combined Balance Sheets, owns and operated a hazardous waste landfill, the Pinewood Facility, near the Town of Pinewood in Sumter County, South Carolina. By an order dated May 19, 1994 ("Order"), the South Carolina Board of Health and Environmental Control ("Board") approved the issuance by the Department of Health and Environmental Control ("DHEC") of a RCRA Part B permit (the "Permit") for operation of the Pinewood Facility. The Permit included provisions governing financial assurance and capacity for the facility.

The Order established Pinewood's total permitted capacity of hazardous and non-hazardous waste to be 2,250 acre feet, including the amount of hazardous waste disposed prior to the date of the Order. South Carolina law requires that hazardous waste facilities provide evidence of financial assurance for potential environmental cleanup and restoration in form and amount to be determined by DHEC. The Order required Pinewood to establish and maintain the EIF in the amount of $133 million in 1994 dollars ($151 million in 2001 dollars) by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility. The total fund requirement amount is to be adjusted annually by the Implicit Price Deflator for the Gross National Product as published by the U.S. Department of Commerce. The EIF has two components: (i) the GSX Contribution Fund, which was to be funded by Pinewood in annual cash payments over a ten year period; and (ii) the State Permitted Sites Fund, a legislatively created fund derived from fees on waste disposal at the Pinewood Facility. Under the Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Fund will be subject to evaluation by an independent arbitrator, who will determine what level of funding, if any, is still required. Safety-Kleen is entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Fund, any remaining trust assets would revert to Pinewood. In 1993 and 1994, Pinewood paid approximately $15.5 million cash into the GSX Contribution Fund, which has grown to approximately $20.2 million as of August 31, 2001.

In June 1995, the South Carolina legislature approved regulations (the "Regulations") governing financial assurance for environmental cleanup and restoration. The Regulations gave owner/operators of hazardous waste facilities the right to choose from among six options for providing financial assurance. The options included insurance, a bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test.

From June 1995, under authority of the Regulations, Pinewood submitted financial assurance for potential environmental cleanup and restoration by way of a corporate guaranty by Laidlaw or insurance. Pinewood also left in place the GSX Contribution Fund. On September 15, 1995, DHEC issued a declaratory ruling finding that the Regulations were applicable to the financial assurance requirements for Pinewood.

Pinewood appealed the May 19, 1994, DHEC order and the opposing parties appealed the May 19, 1994, DHEC Order and the September 15, 1995, DHEC declaratory ruling and the appeals were consolidated in the South Carolina Circuit Court in the case captioned Laidlaw Environmental Services of South Carolina, Inc. et al., Petitioners vs. South Carolina Department of Health and Environmental Control and South Carolina Board of Health and Environmental Control, Respondents - Energy Research Foundation, et al., Intervenors, Docket Numbers

C/A 94-CP-43-175, 94-CP-43-178, 94-CP-40-1412 and 94-CP-40-1859. The opposing parties included Citizens Asking for a Safe Environment, Energy Research Foundation, County of Sumter, Sierra Club, County of Clarendon, Senator Phil Leventy, the South Carolina Department of Natural Resources and the South Carolina Public Service Authority.

The South Carolina Court of Appeals issued a decision on April 4, 2000 (substituting for a January 17, 2000 ruling) ruling that (i) the Regulations were invalid due to insufficient public notice during the promulgation procedure and ordering Pinewood to immediately comply with the cash financial assurance requirements of the May 19, 1994 Order; and (ii) both non-hazardous and hazardous waste count against Pinewood's capacity from the beginning of waste disposal, thereby reducing the remaining permitted capacity.

On June 13, 2000, the South Carolina Supreme Court denied Pinewood's petition for a writ of certiorari. On June 14, 2000, DHEC sent notice by letter to the Pinewood Facility directing that Pinewood cease accepting waste for disposal in 30 days and submit a closure plan. DHEC based this directive on the decision of the Court of Appeals that all non-hazardous waste disposed at Pinewood should be counted against Pinewood's hazardous waste capacity limit and DHEC's resulting conclusion that there is no remaining permitted capacity at Pinewood.

On June 22, 2000, DHEC notified Pinewood that the Court of Appeals' decision vacated the Regulations and, therefore, Pinewood has the sole responsibility to provide cash funding into the EIF in accordance with the May 19, 1994 Order. The DHEC notice also directed Pinewood to provide information to DHEC within 15 days on how Pinewood would comply with the Order including payment into the GSX Contribution Fund. As of August 31, 2001, there was approximately $20.2 million in the GSX Contribution Fund and approximately $14.7 million in the State Permitted Sites Fund. In 2001 dollars, the total EIF funding requirement is approximately $151.3 million. To comply with the financial assurance provisions of the Order, Pinewood would have to contribute the following payments (in 2001 dollars) as follows, subject to the automatic stay provisions discussed below ($ in thousands):

                      Amount due during fiscal year:
                         2002                                 $ 109,811
                         2003                                     6,625
                                                              ---------
                           Total                              $ 116,436
                                                              =========

Additionally, on June 9, 2000 (on the same day, but after, Pinewood filed its petition for bankruptcy protection in the Bankruptcy Court), DHEC issued an Emergency Order finding that Frontier (the issuer of the bonds used by Pinewood to provide for financial assurance for the costs of closure and post-closure, and third party liability) no longer met regulatory standards for bond issuers. Based on this finding, DHEC ordered Pinewood to cease accepting waste for disposal by August 28, 2000, unless it could provide acceptable alternative financial assurance by June 27, 2000.

On July 7, 2000, in the legal action captioned: In re: Safety-Kleen Corp., et al. Debtor, Chapter 11 Cases, Delaware Bankruptcy Court, Case Nos. 00-203 (PJW), Adversary Proceeding No. 00-698-Safety-Kleen (Pinewood), Inc. v. State of South Carolina, et al., District of South Carolina (MJP) Case No. 3:00-2243-10, Pinewood commenced legal proceedings in the United States District Court for the District of Delaware challenging DHEC's June 9, 2000, Emergency Order and DHEC's June 14 and June 22, 2000 notice letters. Pinewood sought to stay and/or enjoin DHEC and the State of South Carolina from enforcement of these directives on the grounds that the actions of DHEC were invalid under various provisions of the United States Constitution, violated the automatic stay provision of the Bankruptcy Code and/or should be enjoined under the equitable powers of the Bankruptcy Court. As an alternative cause of action, Pinewood demanded that it be compensated for the taking of its property without just compensation under provisions of the Constitutions of the United States and the State of South Carolina.

On July 12, 2000, the Delaware U.S. District Court issued an Order transferring the case to the United States District Court for the District of South Carolina.

On August 25, 2000, the U.S. District Court for the District of South Carolina issued rulings that (i) denied South Carolina's motion to dismiss Pinewood's claims upon jurisdictional grounds and certified the issue for an immediate appeal to the United States Court of Appeals for the Fourth Circuit; (ii) held that the June 9, 2000 Emergency Order was subject to the automatic stay provisions of Section 362 of the Bankruptcy Code; and (iii) denied Pinewood's motion for a preliminary injunction with respect to the June 14, 2000 DHEC letter. The State of South Carolina and Pinewood appealed the District Court's ruling to the United States Court of Appeals for the Fourth Circuit.

On December 19, 2001, the United States Court of Appeals for the Fourth Circuit issued its decision on the appeals from Pinewood and DHEC. The Fourth Circuit
(i) affirmed the District Court's ruling that Pinewood's action was not barred for failing to state a claim, or on other jurisdictional grounds, (ii) reversed the District's Court's ruling as to the automatic stay, holding that the automatic stay does not apply to DHEC's efforts to enforce the financial assurance requirements, and (iii) affirmed the District Court's denial of Pinewood's motion for a preliminary injunction. On January 22, 2002, DHEC issued a letter to Pinewood directing that various investigative and other actions be taken with respect to the landfill and current Pinewood operating procedures. On January 29, 2002, DHEC issued a letter to Pinewood requiring that it submit a closure plan within 30 days. Pinewood has appealed both the January 22 and January 29 directives while at the same time continuing discussions with DHEC to resolve all open issues. On March 11, 2002, DHEC advised Pinewood that it had submitted a conceptual closure plan that met the intent of DHEC's January 29, 2002 letter. There can be no assurance that these matters will be resolved in favor of the Company and there can be no assurance as to whether the outcome may have a material adverse effect on the Company's financial position.

(ii)  Ville Mercier Facility

On January 12, 1993, Safety-Kleen Services (Mercier) Ltd. ("the Subsidiary"), an entity included in the accompanying Combined Balance Sheets, filed a declaratory judgement action (Safety-Kleen Services (Mercier) Ltd. v. Attorney General of Quebec; Pierre Paradis, in his capacity as Minister of the Environment of Quebec; Ville Mercier; and LaSalle Oil Carriers, Inc.) in the Superior Court for the Province of Quebec, District of Montreal. The legal proceeding seeks a court determination of the liability associated with the contamination of former lagoons that were located on the Company's Ville Mercier property. The Subsidiary asserts that it has no responsibility for the contamination on the site. The Minister filed a Defense and Counterclaim in which it asserts that the Subsidiary is responsible for the contamination, should reimburse the Province of Quebec for past costs incurred in the amount of $17.4 million (CDN), and should be responsible for future remediation costs. The legal proceedings are in the discovery stage.

The contamination on the Ville Mercier facility dates back to 1968, when an unrelated company owned the property. In 1968, the Quebec government issued two permits to the unrelated company to dump organic liquids into lagoons on the Ville Mercier property. By 1972, groundwater contamination had been identified and the Quebec government provided an alternate water supply to the municipality of Ville Mercier. Also in 1972, the permit authorizing the dumping of liquids was terminated and a permit to operate an organic liquids incinerator on the property was issued. (The entity to which this permit was issued was indirectly acquired by Safety-Kleen Corp. in 1989.) In 1973, the Quebec government contracted with the incinerator operator to incinerate the pumpable liquids in the lagoons. In 1980, the incinerator operator removed, solidified and disposed of the non-pumpable material from the lagoons in a secure cell and completed the closure of the lagoons at its own expense. In 1983, the Quebec government constructed and continues to operate a groundwater pumping and treatment facility near the lagoons.

Safety-Kleen believes that the Subsidiary is not the party responsible for the lagoon and groundwater contamination and the Subsidiary has denied any responsibility for the decontamination and restoration of the site. In November 1992, the Minister of the Environment ordered the Subsidiary to take all the necessary measures to excavate, eliminate or treat all of the contaminated soils and residues and to recover and treat all of the contaminated waters resulting from the aforementioned measures. The Subsidiary responded by letter, reiterating its position that it had no responsibility for the contamination associated with the discharges of wastes into the former Mercier lagoons between 1968 and 1972 and proposing to submit the question of responsibility to the Courts for determination as expeditiously as possible through the cooperation of the parties' respective attorneys, resulting in the filing of the pending action.

On or about February 9 and March 12, 1999, Ville Mercier and three neighboring municipalities filed separate legal proceedings against the Subsidiary and certain related companies together with certain former officers and directors, as well as against the Government of Quebec (Ville Mercier v. Safety-Kleen Services (Mercier) Ltd., et. al.; Ville de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.; Municipality of Ste-Martine v. Safety-Kleen Services (Mercier) Ltd., et. al.; and St.Paul de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.). The lawsuits assert that the defendants are jointly and severally responsible for the contamination of groundwater in the region, which Plaintiffs claim was caused by contamination from the former Ville Mercier lagoons, and which they claim caused each municipality to incur additional costs to supply drinking water for their citizens since the 1970's and early 1980's. The four municipalities claim a total of $1.6 million (CDN) as damages for additional costs to obtain drinking water supplies and seek an injunctive order to obligate the defendants to remediate the groundwater in the region. The Subsidiary will continue to assert that it has no responsibility for the ground water contamination in the region. The legal proceedings are in the discovery stage.

(iii) Marine Shale Processors

Beginning in the mid-1980's and continuing until July 1996, Marine Shale Processors, Inc., located in Amelia, Louisiana ("Marine Shale"), operated a kiln which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e. vitrified aggregate, and therefore, was exempt from RCRA regulation and permitting requirements as a Hazardous Waste Incinerator. The EPA contended that Marine Shale was a "sham-recycler" subject to the regulation and permitting requirements as a Hazardous Waste Incinerator under RCRA, that its vitrified aggregate by-product is a hazardous waste, and that Marine Shale's continued operation without required permits was illegal. Litigation between the EPA and Marine Shale with respect to this issue began in 1990 and continued until July 1996 when Marine Shale was ordered to shut down its operations by U.S. Fifth Circuit Court of Appeals.

During the course of its operation, Marine Shale produced thousands of tons of aggregate, some of which was sold as fill material at various locations in the vicinity of Amelia, Louisiana, but most of which is stockpiled on the premises of the Marine Shale facility. Moreover, as a result of past operations, soil and groundwater contamination may exist on the Marine Shale site.

In November 1996, an option to buy Marine Shale was obtained by Earthlock Technologies, Inc. ("Earthlock") formerly known as GTX, Inc. with the intent to operate the facility as a permitted Hazardous Waste Incinerator. Subsequently, Marine Shale, Earthlock and the EPA reached a settlement, including a required cleanup of the aggregate and the facility, and the Louisiana Department of Environmental Quality issued a draft permit to Earthlock for operation of the Marine Shale facility as a RCRA-permitted Hazardous Waste Incinerator. Opposition parties filed appeals and in October 1999, a Louisiana State Court Judge ruled that the draft permit was improperly issued. Earthlock appealed this decision and in October 2000, the Appeals Court reversed the lower court and affirmed the permit issuance. The opposition parties filed applications for Supervisory Writs with the Louisiana Supreme Court, and these applications were denied in April 2001. There may be further legal challenges to the permit and it is uncertain whether or when Earthlock will exercise its purchase option and begin operation of the Marine Shale facility.

The Company was one of the largest customers of Marine Shale. In the event Marine Shale does not operate, the potential exists for an EPA action requiring cleanup of the Marine Shale site and the stockpiled aggregate under CERCLA. In this event, the Company would be exposed to potential financial liability for remediation costs as a PRP under CERCLA.

(iv) RayGar Environmental Systems International Litigation

On August 7, 2000, RayGar Environmental Systems International, Inc. filed its First Amended Complaint in the United States District for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:9CV376PG, against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI, LES, Inc. (a wholly-owned subsidiary of Safety-Kleen Corp. now known as Safety-Kleen Services, Inc.), Laidlaw Environmental Services (U.S.), Inc. (an indirect wholly-owned subsidiary of Safety-Kleen Corp. and predecessor to Safety-Kleen Services, Inc.), Laidlaw OSCO Holdings, Inc. (a wholly-owned subsidiary of Safety-Kleen Corp. now known as Safety-Kleen OSCO Holdings, Inc., a company included in the accompanying Combined Balance Sheets), Laidlaw International, and Safety-Kleen Corp. alleging a variety of Federal antitrust violations and state law business torts. RayGar seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $450 million in actual compensatory damages and not less than $950 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between RayGar and Safety-Kleen, to obtain RCRA and related permits for the operation of a wastewater treatment facility in Pascagoula, Mississippi. The action has not proceeded against Safety-Kleen due to the Chapter 11 Cases.

(v) Federated Holdings, Inc. Litigation

On November 6, 2000, Federated Holdings, Inc. (FHI) filed a lawsuit against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now Safety-Kleen Corp.), LES, Inc., Laidlaw OSCO Holdings, Inc. (a wholly-owned subsidiary of Safety-Kleen now known as Safety-Kleen OSCO Holdings, Inc., and a company included in the accompanying Combined Balance Sheets), Laidlaw International, and Safety-Kleen Corp. in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:00CV286 alleging a variety of Federal antitrust violations and state law business torts. FHI seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $200 million in actual compensatory damages and not less than $250 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between FHI and a Safety-Kleen Corp. subsidiary to obtain RCRA and related permits for the operation of a hazardous waste landfill in Noxubee County, Mississippi. The action has not proceeded against Safety-Kleen due to the Chapter 11 Cases.

(vi) Hudson County Improvement Authority Litigation

In July 1999, Hudson County Improvement Authority ("HCIA") filed suit in the Superior Court, Hudson County, New Jersey against SK Services (East), L.C. ("SK Services East") (a company included in the accompanying Combined Balance Sheets), Safety-Kleen, American Home Assurance Company, and Hackensack Meadowlands Development Commission. An Amended Complaint was filed on August 18, 1999, in which HCIA sought damages and injunctive relief evicting SK Services East from a 175-acre site in Kearny, New Jersey owned by HCIA. SK Services East had been using the site pursuant to an Agreement and Lease dated as of February 2, 1997 (the "Agreement and Lease") for the processing and disposal of processed dredge material. HCIA alleged that certain conditions precedent to SK Services East's right to continue operations at the site had not occurred, that as a result the Agreement and Lease had automatically terminated, that SK Services East owed HCIA approximately $11 million in back rent, and that SK Services East was obligated to finish the remediation of the site and its preparation for development as a commercial property. In January 2000, the Court granted HCIA summary judgment on its motion to declare the Agreement and Lease null and void as a result of the failure of the conditions precedent. This ruling effectively terminated the relationship between SK Services East and HCIA leaving only the issue of the determination of the rights and responsibilities of the parties in the unwinding of the relationship. In May 2000, HCIA filed for summary judgment seeking an order declaring that SK Services East is obligated to complete all measures required under the Remedial Action Work Plan for the site. SK Services East filed a brief opposing the motion. In June 2000, HCIA withdrew its pending motion, with the Court's understanding that the motion could be re-filed if the automatic stay in connection with Debtor's Chapter 11 bankruptcy protection is lifted. On July 11, 2001 the Bankruptcy Court entered an Order authorizing Debtor's rejection of the executory contracts and the unexpired lease to which SK Services East and HCIA were parties. The Order does not limit, abridge, or otherwise effect HCIA's right to assert and seek remedies regarding its pre- and/or post-petition claims against Safety-Kleen for damages and other relief. Also on July 11, 2001 the Bankruptcy Court granted HCIA's motion to modify the Bankruptcy Code's automatic stay, and entered an Order permitting the Superior Court of New Jersey, Hudson County, to make its final determination regarding SK Services East contractual obligations under the Agreement and Lease. The Superior Court held oral argument on this matter in September 2001 and advised the parties that the Court wanted the parties to make good faith efforts to reach an agreement as to the remaining obligations before the Court issues a decision. Representatives of all the parties involved in the remediation development activities at the Kearny, NJ site met on December 5, 2001 for preliminary discussions of a final resolution of all open issues. The Company has recorded its expected remaining liability related to the rejected lease as a component of liabilities subject to compromise in the accompanying Combined Balance Sheets at August 31, 2001.

(vii) ECDC Environmental, L.C. Claim

The Company entered into a long-term contract (the "4070 Contract") with General Motors Corporation ("GM") to manage certain GM waste products. One requirement of the 4070 Contract was to provide a dedicated cell for GM waste products at a landfill facility owned by ECDC Environmental, L.C. ("ECDC"), which was then a Safety-Kleen Corp. subsidiary. In November 1997, Safety-Kleen Corp. sold its interest in ECDC to an affiliate of Allied Waste Industries, Inc. Pursuant to the sale, ECDC, the Company entered the GM Waste Disposal Agreement (the "WDA") governing the obligations of the parties with respect to the continued management of GM waste in the dedicated cell at the ECDC landfill.

By letter dated May 15, 2000, Safety-Kleen was notified of GM's intent to terminate the 4070 Contract for default, effective December 31, 2000. Under the WDA, default by the Company under the 4070 Contract would have obligated the Company to pay certain costs, rebates and damages to ECDC in accordance with the terms of the WDA.

The Debtors, including the Company, which were parties to the 4070 Contract and the WDA, filed for protection under Chapter 11 of the Bankruptcy Code. In anticipation of the Company's rejection of the 4070 Contract pursuant to 11 U.S.C. (s)365, on October 30, 2000, ECDC filed a claim for not less than approximately $11 million plus other additional, and unspecified damages for the Company's breach of the 4070 Contract and WDA. Subsequently, the Bankruptcy Court granted the motion by Safety-Kleen and certain of its subsidiaries, which were parties to the 4070 Contract and the WDA, to reject both the 4070 Contract and the WDA, effective December 1, 2000.

(viii) Bryson Adams Litigation

In 1996, a lawsuit was filed in the federal court in Baton Rouge, Louisiana, under the caption Carleton Gene Rineheart et al. v. CIBA-GEIGY Corporation, et al., U.S. District Court for the Middle District of Louisiana, CA #96-517, Section B(2). In October 1999, a substantially similar lawsuit was filed in state court in Lafayette Parish, Louisiana, under the caption of Bryson Adams, et al. v. Environmental Purification Advancement Corporation, et al., Civil Action No. 994879, Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In December 2000, these two cases were consolidated with Adams designated as the lead case. In this consolidated litigation, plaintiffs are suing for alleged personal injury and/or property damage arising out of the operation of certain waste disposal facilities near Bayou Sorrel, Louisiana. The initial Bryson Adams lawsuit was filed on behalf of 320 plaintiffs against 191 defendants.

The Company owns and operates a hazardous waste deep injection well in Bayou Sorrel, Louisiana and is named as a defendant. The Company is also named as a defendant for its alleged role as a generator and arranger for disposal or treatment of hazardous waste at certain of the disposal facilities, which are named in the litigation. It is alleged that the Company was the operator of the injection well in question from 1974 through the present. In addition to the claims asserted by the plaintiffs, there is the potential that the customers of the injection well, who are also defendants, may assert claims for indemnification against the Company. The action has not proceeded against the Company due to the filing of their Chapter 11 Cases on June 9, 2000.

(ix) FUSRAP Waste Disposal at Safety-Kleen (Buttonwillow), Inc.

Safety-Kleen (Buttonwillow), Inc., a company included in the accompanying Combined Balance Sheets, owns and operates a hazardous waste landfill in Kern County, California. The facility accepted and disposed of construction debris that originated at a site in New York, which was part of the federal Formerly Utilized Sites Remediation Program (FUSRAP). The construction debris was low-activity radioactive waste and was shipped to the site by the U.S. Army Corps of Engineers (USACE). FUSRAP was created in the mid-1970s in an attempt to manage various sites around the country contaminated with residual radioactivity from activities conducted by the Atomic Energy Commission and United States military during World War II. The California Department of Health Services (DHS) has claimed that the facility did not lawfully accept the waste. Both DHS and the Department of Toxic Substances Control (DTSC) have filed claims in the Debtor's Chapter 11 Cases preserving the right of the agencies to seek penalties and possibly compel removal of the material should an ongoing investigation reveal the subsidiary acted improperly. DHS claimed penalties in the amount of $0.6 million and potential removal costs of $15.5 million should DHS have to oversee and/or conduct the removal. The proof of claim filed by the DTSC was in the amount of $15.0 million for potential penalties plus an unspecified amount for any costs the DTSC may incur should the subsidiary be forced to remove the waste. Safety-Kleen (Buttonwillow), Inc. and the USACE contend the material was properly disposed of and will vigorously resist the imposition of any penalties or any efforts to require that waste be removed.

11. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts reported in the accompanying Combined Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued other liabilities approximate fair value due to the short-term nature of these instruments.

Long-term investments - The fair value of the restricted funds held by trustees approximates carrying value (see Note 2).

Long-term debt - Due to the uncertainty resulting from the Chapter 11 Cases discussed in Note 1, the fair value of the Safety-Kleen's long-term debt at August 31, 2001 and 2000 is not determinable. The fair value of Safety-Kleen's long-term debt at August 31, 1999 also cannot be determined. Therefore, fair value of the amounts allocated to the Company at August 31, 2001, 2000 and 1999 are not determinable.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

12. EMPLOYEE BENEFIT PLANS

Defined benefit plans

As of August 31, 2001, Safety-Kleen did not sponsor any significant active defined benefit pension plans for employees of the Company. For plans terminated during fiscal 2000, all accumulated benefits have been distributed to plan participants.

Upon completion of the Rollins Acquisition, the plan sponsor requested permission from all interested parties to terminate the Rollins pension plan. The labor union organizations representing the Rollins employees declined to grant their permission. Safety-Kleen formed a "mirror image" plan, a plan identical in all respects, to the then existing Rollins pension plan. The mirror image plan was named the LES Union Pension Plan, and the union-represented participants and their related accumulated benefit obligations were transferred to the new plan. Accumulated plan benefits were not affected by the transfer. Participants without union affiliations remained in the Rollins pension plan which was formally terminated in July 1997 and the final settlement was paid in September 1998.

In January 1998, certain union organizations granted their permission to terminate the LES Union Pension Plan and, during July 1998, the application for determination upon termination was filed with the Internal Revenue Service. The final settlement payout for the LES Union Pension Plan was made in May 1999. All remaining participants represented by union organizations not granting termination permission were transferred to another "mirror image" plan, the Deer Park Union Pension Plan, effective February 1, 1998. In March 1999, management obtained the remaining union organizations' permission to terminate the Deer Park Union Pension Plan. Plan assets were distributed to participants in March 2000.

Changes in the projected benefit obligations and pension plan assets relating to the Company's defined benefit pension plans at August 31, 2001, 2000 and 1999, are set forth in the following table ($ in thousands):

                                                              2001               2000             1999
                                                          ------------       ------------      -----------
Change in benefit obligation
----------------------------
Net benefit obligation at beginning of year               $         --       $      3,312      $    22,395
Service cost                                                                                            58
Interest cost                                                       --                 --              102
Curtailment gain                                                    --                 --             (775)
Settlement loss                                                     --              1,851            8,322
Benefits paid                                                       --             (5,163)         (26,790)
                                                          ------------       ------------      -----------
Net benefit obligation at end of year                               --                 --            3,312
                                                          ------------       ------------      -----------
Change in plan assets
---------------------
Fair value of plan assets at beginning of year                     387              3,742           21,994
Net plan assets acquired                                            --                 --               --
Actual return on plan assets                                        26              1,808            3,329
Contributions                                                       17                 --            5,209
Benefits paid                                                      (44)            (5,163)         (26,790)
Commissions, fees and expenses                                     (44)                --               --
                                                          ------------       ------------      -----------
Fair value of plan assets at end of year                           342                387            3,742
                                                          ------------       ------------      -----------

Accrued benefit surplus                                   $        342        $       387      $       430
                                                          ============        ===========      ===========

Effective as of October 14, 1997, Safety-Kleen adopted a Supplemental Executive Retirement Plan (SERP) for certain eligible employees. The SERP is an unfunded plan that provides for benefit payments in addition to those payable under a qualified retirement plan. At August 31, 2001, 2000 and 1999, a liability of approximately $1.3 million, $0.5 million and $0.1 million, respectively, related to the employees of the Company included in the SERP plan, is recorded in other long-term liabilities.

Defined contribution plan

The Company offers to all eligible employees the opportunity to participate in Safety-Kleen's defined contribution employee benefit plan (the "Safety-Kleen 401(k) Plan"). Employees are allowed to contribute up to 15% of their annual salary to the Safety-Kleen 401(k) Plan, and during fiscal 2001, the Company made matching contributions limited to 75% of the first 6% of an employee's eligible compensation. In fiscal 2002, the Board of Directors of Safety-Kleen Corp. has determined to suspend matching contributions indefinitely.

Stock-based compensation

Certain of the Company's employees participate in stock option plans that are sponsored by and associated with the stock of Safety-Kleen Corp. At August 31, 2001, the Company's employees held 318,425 options with exercise prices ranging from $11.50 to $23.00.

13. INCOME TAXES

The Company is comprised of specific internal business units of Safety-Kleen, included within certain domestic, Canadian and Mexican subsidiaries and therefore does not report on a consolidated basis for tax purposes. Accordingly, for purposes of the accompanying Combined Balance Sheets, the current income tax liability and the deferred tax assets and liabilities have been presented using the separate return method as allowed by SFAS 109, "Accounting for Income Taxes". Differences, if any, between the amounts included in the accompanying Combined Balance Sheets and the amounts recorded by the Company entities participating in Safety-Kleen's tax sharing arrangement have been included in parent company investment, net in the accompanying Combined Balance Sheets.

Deferred tax assets and liabilities at August 31, 2001, 2000 and 1999 consisted of the following ($ in thousands):

                                                           2001            2000            1999
                                                       -----------      ----------      ----------
Deferred tax assets:
   Allowance for uncollectible invoices                $    6,993       $   4,579       $   1,789
   Deferred revenue                                         2,375          11,871          16,213
   Accrued liabilities                                    127,004         101,368          74,657
   Tax attribute carryovers                               242,281         179,221         115,258
   Deferred financing costs                                 4,226           5,313              --
   Excess of tax basis over book basis                     11,174          18,179              --
   Other                                                    1,066             635              --
                                                       ===========      =========       ==========
        Total gross deferred tax assets                   395,119         321,166         207,917
        Less -Valuation allowance                        (339,535)       (297,530)       (128,485)
                                                       -----------      ---------       ----------
Net deferred tax assets                                    55,584          23,636          79,432
                                                       -----------      ---------       ----------
Deferred tax liabilities:
     Excess of book basis over tax basis                  (32,481)        (34,556)        (94,856)
     Interest                                             (43,421)         (8,629)             --
     Other                                                (23,240)        (23,228)        (18,607)
                                                       -----------      ----------      ----------
        Total gross deferred tax liabilities              (99,142)        (66,413)       (113,463)
                                                       -----------      ----------      ----------
Net deferred tax liabilities                           $  (43,558)      $ (42,777)      $ (34,031)
                                                       ===========      ==========      ----------

The reported deferred tax attributes differ from the Company's actual tax attributes as they have been adjusted to consider the allocations used to prepare the accompanying Combined Balance Sheets.

As of August 31, 2001, the Company's allocable share of Safety-Kleen's net operating loss ("NOL") carryforwards for U.S. federal income taxes was approximately $487 million expiring in the years 2006 through 2021. Such NOLs are subject to limitations of both Treasury Regulation 1.1502-21 and Internal Revenue Code "IRC" Section 382. At August 31, 2001, the Company's allocable share of Safety-Kleen's interest carryovers of approximately $8.9 million limited by IRC Section 163(j) are available against U.S. federal tax without expiration. The NOL carryforwards are based on tax returns as currently filed and are subject to change based on Safety-Kleen's detailed review and analysis of all restatement adjustments for tax purposes, as it is not practicable to determine the impact or related interest and penalties, if any, of the restatement adjustments on amended returns at this time. Safety-Kleen's tax returns are subject to periodic audit by the various jurisdictions in which it operates. These audits, including those currently underway, can result in adjustments of taxes due or adjustments of the NOLs, which are available to offset future taxable income. Implementation of a plan or plans of reorganization will likely reduce the availability of some or all of these NOL carryforwards.

Valuation allowances have been established for uncertainties in realizing the benefit of certain tax loss carryforwards and other deferred tax assets. In assessing the realizability of carryforwards and other deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The valuation allowance is adjusted in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

Until May 1997, Safety-Kleen was included in the consolidated U.S. tax returns filed by Laidlaw. As such, Safety-Kleen is jointly and severally liable for any taxes due with respect to those returns. Accordingly, Safety-Kleen and the Company could be responsible for taxes relating to adjustments to the 1997 and prior consolidated tax returns of Laidlaw.

14. RELATED PARTY TRANSACTIONS

Corporate

The Company receives certain support services consisting primarily of legal, accounting, finance and information technology through Corporate. Costs incurred by Corporate that can reasonably be associated with the Company are allocated using methods which management believes reflect the cost of services performed. The allocations were based on a specific identification of Corporate costs attributable to the Company and, to the extent that such identification was not practicable, based on the Company's estimate of how Corporate resources were consumed. Safety-Kleen believes these allocations have been effected on a systematic and rational basis. These allocations are included in intercompany account balances between the Company, BSSD and Corporate. Accordingly these balances are included in parent company investment, net in the accompanying Combined Balance Sheets.

Branch Sales and Service Division

The Company provides a variety of services to BSSD, including the collection, treatment and disposal of hazardous and non-hazardous wastes. The Company believes that charges to BSSD for these services approximate market prices. In addition, the Company charges the BSSD for services provided to the BSSD, including engineering and environmental accounting services.

The Company sends certain waste streams to the BSSD recycle centers and kilns and is charged amounts the Company believes approximate market prices.

Net amounts due to or due from the BSSD are included in parent company investment, net in the accompanying Combined Balance Sheets.

Laidlaw Inc.

Insurance premiums owed by the Company to Laidlaw, including those related to workers' compensation, general and auto liability, as described in Note 10, totaled $0.4 million, $0.4 million and $1.5 million at August 31, 2001, 2000 and 1999, respectively. Rates paid under insurance contracts were determined on a similar basis as those charged under similar contracts with third-party insurers.

Pursuant to the Rollins Acquisition, Laidlaw and LTI, and indirect wholly-owned subsidiaries of Laidlaw, agreed to jointly and severally indemnify Safety-Kleen for certain obligations and liabilities. Also pursuant to the acquisition, Safety-Kleen agreed to jointly and severally indemnify Laidlaw and LTI for certain obligations and liabilities. Additionally, certain other guaranties have been entered into by Laidlaw on behalf of Safety-Kleen (see Notes 7 and 10).

Certain former directors or officers of Safety-Kleen Corp. also served as directors or officers of Laidlaw during fiscal 2000 and 1999. As of August 31, 2001, no directors or officers of Safety-Kleen Corp. served as directors or officers of Laidlaw.

Currently, there are substantial claims and counterclaims between Safety-Kleen, Laidlaw and its affiliates (see Note 10).

Rollins Truck Leasing Corp.

Until February 26, 2001, Mr. Tippie, a director of Safety-Kleen Corp., was Chairman of the Board, Chairman of the Executive Committee, President and CEO of Rollins Truck Leasing Corp. At August 31, 2001, 2000 and 1999, the Company owed Rollins Truck Leasing Corp. approximately $0.7 million, $0.9 million and $0.9 million, respectively, for truck rentals. Rollins Truck Leasing Corp. also purchased certain supplies from the Company. At August 31, 2001, 2000 and 1999, no amounts were owed to the Company.

Matlack Systems, Inc.

Mr. Tippie is a director and shareholder of Matlack Systems, Inc. Mr. Rollins, Jr., who is a member of Safety-Kleen Corp.'s Board of Directors, is Chairman of the Board and a shareholder of Matlack Systems, Inc. At August 31, 2001, 2000 and 1999, the Company owed Matlack Systems, Inc. approximately $0.2 million, $0.2 million and $0.4 million, respectively, for transportation services. At August 31, 2001, 2000 and 1999, Matlack Systems, Inc. owed the Company approximately less than $0.1 million, for the purchases of supplies and services.

The above related party transactions which involve certain current or former directors or officers of the Company and Safety-Kleen were conducted on terms similar to those of third parties.

15. CONDENSED COMBINED BALANCE SHEETS OF ENTITIES IN BANKRUPTCY

The following condensed Combined Balance Sheets are presented in accordance with SOP 90-7:

                                                          Condensed Combining Balance Sheet
                                                                  At August 31, 2001

                                                          Entities In        Entities Not In
                                                         Reorganization       Reorganization     Combined
In thousands                                              Proceedings          Proceedings        Totals
---------------------------------------                  --------------      ---------------    -----------
ASSETS:
Current assets                                           $       95,659      $        26,258    $   121,917
Property, plant & equipment, net                                182,113               58,047        240,160
Intangibles assets, net                                         260,755               72,603        333,358
Other assets                                                     23,065                  386         23,451
                                                         --------------      ---------------    -----------
                                                         $      561,592      $       157,294    $   718,886
                                                         ==============      ===============    ===========
LIABILITIES:
Current liabilities                                      $       82,473      $        43,910    $   126,383
Non-current liabilities                                         275,019               53,790        328,809
Liabilities subject to compromise                               959,079                   --        959,079

PARENT COMPANY INVESTMENT, NET                                 (754,979)              59,594       (695,385)
                                                         --------------      ---------------    -----------
                                                         $      561,592      $       157,294    $   718,886
                                                         ==============      ===============    ===========


                                                          Condensed Combining Balance Sheet
                                                                  At August 31, 2000


                                                          Entities in        Entities not in
                                                         Reorganization       Reorganization     Combined
In thousands                                              Proceedings          Proceedings        Totals
---------------------------------------                  --------------      ---------------    -----------
ASSETS:
Current assets                                           $      142,882      $        24,232    $   167,114
Property, plant and equipment, net                              196,761               65,420        262,181
Intangible assets, net                                          274,400               72,792        347,192
Other assets                                                     32,935                  732         33,667
                                                         --------------      ---------------    -----------
                                                         $      646,978      $       163,176    $   810,154
                                                         ==============      ===============    ===========

LIABILITIES:
Current liabilities                                      $       86,338      $        37,511    $   123,849
Non-current liabilities                                         223,179               55,419        278,598
Liabilities subject to compromise                               963,354                   --        963,354

PARENT COMPANY INVESTMENT, NET                                 (625,893)              70,246       (555,647)
                                                         --------------      ---------------    -----------
                                                         $      646,978      $       163,176    $   810,154
                                                         ==============      ===============    ===========

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